Exhibit 10.1

EXECUTION

LOAN AGREEMENT

Dated as of November 4, 2016

Between

HEALTHCARE ROYALTY PARTNERS III, L.P.,

as Lender,

and

MNTX ROYALTIES SUB LLC,

as Borrower

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Page

SECTION 12.17	CONFIDENTIALITY	68

SECTION 12.18	PATRIOT ACT NOTIFICATION	70

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Exhibits

Exhibit A	Notice of Prepayment
Exhibit B	Form of Security Agreement
Exhibit C-1	Form of Initial Tranche Note
Exhibit C-2	Form of Subsequent Tranche Note
Exhibit D-1	Form of Notice of Initial Tranche Borrowing
Exhibit D-2	Form of Notice of Subsequent Tranche Borrowing
Exhibit E	Borrower Corporate Counsel Opinion
Exhibit F	Orange-Book Listed Patents
Exhibit G	Form of Contribution Agreement
Exhibit H	Form of Stock Pledge Agreement
Exhibit I	Form of Progenics Limited Recourse Guaranty
Exhibit J	Form of Assignment and Acceptance
Exhibit K	[RESERVED]
Exhibit L	License Agreement
Exhibit M	Form of Blocked Account Control Agreement (“Lending Control”)
Exhibit N	Form of Officer’s Certificate

Schedules

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This LOAN AGREEMENT, dated as of November 4, 2016, is entered into by and between HEALTHCARE ROYALTY PARTNERS III, L.P., a Delaware limited partnership, as lender (“Lender”), and MNTX ROYALTIES SUB LLC, a Delaware limited liability company, as borrower (“Borrower”) (the “Agreement”).

Capitalized terms not otherwise defined herein shall have the meanings set forth in, or by reference in, Article I below.

RECITALS

WHEREAS, Borrower has requested that Lender make the Initial Tranche Loan to Borrower on the Initial Funding Date and the Lender is willing to make the Initial Tranche Loan on the Initial Funding Date, on the terms and subject to the conditions set forth herein;

WHEREAS, the Borrower and the Lender wish to set forth the terms for the Subsequent Tranche Loan, in the event that the Borrower and the Lender were to exercise their respective options to effect the Subsequent Tranche Loan on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by the Parties as follows:

Article I.
CERTAIN DEFINITIONS

Section 1.01     Definitions. As used herein:

“Account Bank” means JPMorgan Chase Bank, N.A. or such other bank or financial institution approved by each of the Lender and Borrower.

“Accreted Principal” has the meaning set forth in Section 4.01(c).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least ten percent (10%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least ten percent (10%) of the equity interest with the power to direct the management and policies of such non-corporate entities. Unless otherwise stated, any usage of “Affiliate” herein means an Affiliate of Borrower or as the context may require, the Company.

“Agreement” means this Agreement (as defined in the preamble hereto).

“AHYDO Catchup Payment” has the meaning set forth in Section 5.07.

“Amortization Payments” means the principal payments of the Loan due under Section 3.01(a) hereof.

“Approved Licensee” means any Person that is a manufacturer or marketer of pharmaceutical products that had total sales of all its products marketed in the U.S. in the immediately preceding calendar year of at least $500,000,000, as reported in such Person’s public filings with the SEC or, if such Person is not subject to reporting obligations under the Exchange Act, as reported in the IMS Report prepared with respect to such Person by Media Analytics, LLC.

“Assignee” means any other Person to which a Lender has assigned or is assigning its rights and obligations hereunder, whether or in whole or in part.

“Assignment and Acceptance” means a written instrument of assignment in the form set forth in Exhibit J, executed by and between the parties to an assignment under Section 12.01 hereof.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy” and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions (domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Bill of Sale” means the Bill of Sale, dated the date hereof, delivered by the Contributor to the Borrower under the Contribution Agreement with respect to the Transferred Assets (as defined in the Contribution Agreement).

“Borrower” means the Borrower (as defined in the preamble hereto).

“Borrower Party Documents” means the Borrower’s Organizational Documents.

“Blocked Account” means, collectively, any segregated deposit account established and maintained at the Account Bank pursuant to a Blocked Account Control Agreement, the Security Agreement and this Agreement.

“Blocked Account Control Agreement” means any agreement entered into by the Account Bank, Borrower and the Lender substantially in the form attached hereto as Exhibit M, pursuant to which, among other things, the Blocked Account shall be established and maintained.

“Business Day” means any day, except a Saturday, Sunday or other day on which commercial banks in New York are required or authorized by law to close.

“Capital Stock” of any Person means any and all shares, interests, memberships, ownership interest units, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, and including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, and including, if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right receive an interest in the profits and losses of, or distributions of property of, such limited liability company, in each case whether outstanding on the date hereof or issued after the date hereof, but excluding any Indebtedness convertible into or exchangeable for such equity.

“Change of Control” means:

(i)     the acquisition by any Person or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) (other than any trustee or other fiduciary holding securities under an employee benefit plan of Borrower or any entity controlled, directly or indirectly, by Borrower) of direct or indirect beneficial ownership of any Capital Stock of Borrower, if after such acquisition, such Person or group would be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Borrower representing more than fifty percent (50%) of the combined voting power of Borrower’s then outstanding securities entitled to vote generally in the election of directors; or

(ii)     during any one year period, individuals who at the beginning of such period constitute the Board of Directors of Borrower or the Company (together with any new directors (other than a director designated by a Person who has entered into an agreement with Borrower to effect a transaction described in clause (i) of this definition of “Change of Control”), whose election by such Board of Directors or nomination for election by Borrower’s shareholders, as applicable, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of Borrower or the Company then in office.

“Closing Date” means November 4, 2016.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the Royalty Interest, the License Agreement insofar as concerns the Royalty Interest, the right to receive the Quarterly Activity Report, the Sublicense Revenue Report and other reports described in Section 6.6(b) of the License Agreement, the right to audit the records of the Licensee as described in Section 6.6(f) of the License Agreement, the right to make indemnification claims against the Licensee pursuant to Section 11.1 of the License Agreement, the Progenics Sublicense, the Contribution Agreement, the Bill of Sale, the Pledged Account, all books and records of the Borrower that at any time evidence or contain information relating to any of the foregoing or are otherwise necessary or helpful in the collection or realization thereof, and all other property and assets of the Borrower described as collateral for the Obligations hereunder or in the Security Agreement, whether nor or hereafter in existence, and all proceeds and products of the foregoing.

“Company” means Progenics Pharmaceuticals, Inc., a Delaware corporation, which is the direct sole parent of the Borrower.

“Confidential Information” means any and all information, whether communicated orally or in any physical form, including without limitation, financial and all other information which Disclosing Party or its authorized Representatives provide to the Recipient, together with such portions of analyses, compilations, studies, or other documents, prepared by or for the Recipient and its Representatives, which contain or are derived from information provided by Disclosing Party. Without limiting the foregoing, information shall be deemed to be provided by Disclosing Party to the extent it is learned or derived by Recipient or Recipient’s Representatives (a) from any inspection, examination or other review of books, records, contracts, other documentation or operations of Disclosing Party, (b) from communications with authorized Representatives of Disclosing Party or (c) created, developed, gathered, prepared or otherwise derived by Recipient while in discussions with Disclosing Party. However, Confidential Information does not include any information which Recipient can demonstrate (i) is or becomes part of the public domain through no fault of Recipient or its Representatives, (ii) was known by Recipient on a non-confidential basis prior to disclosure, or (iii) was independently developed by Persons who were not given access to the Confidential Information disclosed to Recipient by Disclosing Party.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Progenics Pharmaceuticals, Inc. and HealthCare Royalty Management, LLC, dated as of August 25, 2016.

“Contract” means any agreement, contract, lease, commitment, license and other arrangement which is legally binding.

“Contract Party” means any party to a Material Contract.

“Contribution Agreement” means the Contribution and Servicing Agreement, dated as of the Closing Date, between the Company and Borrower, in the form of Exhibit G hereto.

“Contributor” means the Company.

“Contributor Event of Default” has the meaning set forth in the Contribution Agreement.

“Controlled Affiliate” with respect to any Person means any Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this Agreement, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Default” means any condition or event which constitutes an Event of Default or which, with the giving of notice or the lapse of time or both (in each case to the extent described in the relevant subclauses of the definition of “Event of Default”) would, unless cured or waived, become an Event of Default.

“Default Rate” means, for any period for which an amount is overdue, a rate per annum equal for each day in such period to the lesser of (i) 2% plus the rate of interest otherwise applicable to the Loan as provided in Section 4.01 and the definition of “Fixed Interest” and (ii) the maximum rate of interest permitted under applicable Law.

“Disclosing Party” means, with respect to any Confidential Information, the Party disclosing the Confidential Information to the other Party.

“Dispute” means, with respect a particular agreement, matter or Person, any opposition, interference proceeding, reexamination proceeding, cancellation proceeding, re-issue proceeding, invalidation proceeding, inter parties review proceeding, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, investigation, decree, or any other dispute, disagreement, or claim with respect to such agreement, matter or Person.

“Disqualified Capital Stock” of any Person means any class of Capital Stock of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the date specified in clause (a) of the definition of “Maturity Date” herein; provided, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Indebtedness, will not be deemed to be Disqualified Capital Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Capital Stock.

“Dollars” or “$” means lawful money of the United States of America.

“Equity Cure Limitation” means no more than one (1) capital contribution in each of any two (2) successive calendar quarters and no more than three (3) capital contributions in the aggregate while any Obligations are outstanding.

“Enforcement Action” shall mean any claim, action, suit or proceeding brought, or assertion made, by the Company or any of its Affiliates (whether as plaintiff or by means of counterclaim) against any Third Party relating to or arising out of any infringement, misuse or misappropriation by such Third Party of any Intellectual Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” at any time means each trade or business (whether or not incorporated) that, together with Borrower or the Company, as applicable, is treated as a single employer under the applicable provisions of Section 414 of the Code.

“Event of Default” means the occurrence of one or more of the following:

(a)     Borrower fails to pay any principal of the Loan within three Business Days after the same becomes due and payable, whether on the Maturity Date or otherwise (excluding any prepayment of principal of the Loan pursuant to Section 3.02(b)).

(b)     Except as permitted by Section 4.01, Borrower fails to pay any interest on the Loans (including, without limitation, Fixed Interest) or make payment of any other amounts payable under this Agreement within three Business Days after the same becomes due and payable.

(c)     Any representation or warranty of Borrower in any Transaction Document to which it is party or in any certificate, financial statement or other document delivered by Borrower in connection with the Transaction Documents proves to have not been true and correct in all material respects at the time it was made or deemed made (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect”, or by reference to an objective standard (e.g., a specified Dollar amount), shall be true and correct in all respects); provided, that if the consequences of the failure of such representation or warranty to be true and correct can be cured, such failure continues for a period of 30 days without such cure after the earlier of the date Borrower becomes aware of such failure or the date the Lender provides Notice of such failure to Borrower.

(d)     Borrower fails to perform or observe any covenant or agreement contained in Article IX (other than Section 9.03, which is covered under clause (e) below).

(e)     Borrower fails to perform or observe any other covenant or agreement contained in the Transaction Documents to which it is a party (other than those referred to in the preceding clauses of this definition) if such failure is not remedied on or before the 30th day after Notice thereof from the Lender.

(f)     A Contributor Event of Default occurs and is continuing.

(g)     Borrower (i) fails to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness (other than the Obligations hereunder) of $15,000 or more or (ii) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any agreement or in any instrument evidencing any of its Indebtedness (other than the Obligations hereunder) of $15,000 or more and, as a result of such failure, any other party to that agreement or instrument is entitled to exercise the right to accelerate the maturity of any Indebtedness thereunder.

(h)     Any uninsured judgment, decree or order in an amount in excess of $25,000 shall be rendered against Borrower and either (i) enforcement proceedings shall have been commenced upon such judgment, decree or order or (ii) such judgment, decree or order shall not have been stayed or bonded pending appeal, vacated or discharged, within thirty days from entry.

(i)     An Insolvency Event shall occur.

(j)     (i) Any of the Transaction Documents shall cease to be in full force and effect, or (ii) its validity or enforceability is disaffirmed or challenged in writing by (x) the Borrower, the Company or any of their respective Affiliates or (y) any Person (other than the Lender) asserting an interest in any of the Collateral and such written disaffirmation or challenge is not withdrawn or disavowed by such Person within 10 days after its communication or the Borrower has not brought appropriate proceedings for declaratory or other relief negating such disaffirmation or challenge within 20 days after such communication and has not obtained an order granting such relief within 60 days after commencement of such proceedings, or (iii) this Agreement, the Security Agreement or the Pledge Agreement shall cease to give the Lender the rights purported to be created hereby or thereby (including a first priority perfected Lien on the assets of Borrower that constitute Collateral) other than as a direct result of any action by the Lender or failure of the Lender to perform an obligation of the Lender hereunder.

(k)     Borrower fails to perform or observe any covenant or agreement contained in any Material Contract to which it is a party or any Borrower Party Document, as applicable, and such failure is not cured or waived within any applicable grace period, and in the case of any provision in Borrower Party Documents, if not cured, is not waived by the Lender, or any Material Contract shall cease to be in full force and effect.

(l)     The License Agreement is terminated or cancelled by the Licensee and is not replaced in accordance with Section 8.15(b) hereof within 270 days after such termination or cancellation.

(m)     Any security interest purported to be created by this Agreement or the Security Agreement shall cease to be in full force and effect, or shall cease to give the rights, powers and privileges purported to be created and granted hereunder or thereunder (including a perfected first priority security interest in and Lien on substantially all of the Collateral (except as otherwise expressly provided herein and therein)) in favor of the Lender pursuant hereto or thereto, or shall be asserted by Borrower not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Agreement) security interest in the Collateral, and/or Borrower takes any action which could reasonably be expected to impair Lender’s security interest in any of the Collateral.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Taxes” means (i) any Taxes imposed on (or measured by) net income (including branch profits Taxes) of the Lender, or any franchise or similar Taxes imposed in lieu thereof, by any Governmental Authority or taxing authority by the jurisdiction under the laws of which the Lender is organized or any jurisdiction in which the Lender is a resident, has an office, conducts business or has another connection (other than any connection arising from any transaction contemplated by any Transaction Document), (ii) any U.S. federal withholding tax that is imposed on amounts payable to a Lender under law in effect at the time (x) such Lender becomes a party to this Agreement, or (y) changes its Office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to an assignment or change of Office, to receive additional amounts from Borrower with respect to such U.S. federal withholding tax pursuant to Section 5.01 or 5.04, (iii) any U.S. federal withholding tax that is attributable to such Lender’s failure to comply with Section 5.01(b), (c) or (d) and (iv) any tax withheld pursuant to FATCA.

“Exploit” means, with respect to the Product, the manufacture, use, sale, offer for sale (including marketing and promotion), importation, distribution or other commercialization; and “Exploitation” shall have the correlative meaning.

“FATCA’ means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future Treasury regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), any intergovernmental agreements (and any related treaty, non-U.S. law, regulation or other official guidance) implementing any of the foregoing.

“FCPA” means the Foreign Corrupt Practices Act.

“FDA” means the United States Food and Drug Administration.

“Financial Statements” means, the consolidated balance sheets of the Company, audited at December 31, 2015, December 31, 2014 and December 31, 2013 and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of the Company audited for the years ended December 31, 2015, December 31, 2014 and December 31, 2013, and the accompanying footnotes thereto, as filed with the SEC, including the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained therein.

“Fixed Interest” means interest with respect to the Loan, accruing with respect to the outstanding principal balance thereof at a rate per annum equal to 9.50%.

“Foreign Lender” means any Lender which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time; provided, that in the event such principles change after the Closing Date in a manner which affects compliance with this Agreement by Borrower (including without limitation in the determination of payments in respect of the Royalty Interest), such change shall be ignored for the purpose of determining such compliance.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Guarantee” or “Guaranty” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.

“Indebtedness” with respect to any Person means any amount (absolute or contingent) payable by such Person as debtor, borrower, issuer, guarantor or otherwise (i) pursuant to an agreement or instrument involving or evidencing money borrowed, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase, (ii) pursuant to a lease with substantially the same economic effect as any such agreement or instrument, (iii) pursuant to any equity interest with a mandatory obligation to repurchase, or any obligations with respect to Disqualified Capital Stock, (iv) pursuant to indebtedness of a third party secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (v) pursuant to an interest rate protection agreement, foreign currency exchange agreement or other hedging arrangement, (vi) pursuant to a letter of credit issued for the account of such Person, or (vii) all Guarantees with respect to Indebtedness of the types specified in clauses (i) through (vi) above of another Person. For the avoidance of doubt, the Indebtedness of any Person shall include the Indebtedness of any other entity to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses actually incurred by Indemnitees in enforcing the indemnity provided herein), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including any enforcement, performance or administration of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral)).

“Indemnified Taxes” means (i) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Documents and (ii) Other Taxes.

“Indemnitee” means each Lender and its Affiliates and their respective officers, partners, directors, trustees, employees, agents and controlling Persons.

“Initial Funding Date” means the date upon which the conditions precedent under Section 6.01 have been satisfied to the satisfaction of the Lender.

“Initial Tranche Disbursement Amount” means an amount equal to 1% of the original principal amount of the Initial Tranche Loan.

“Initial Tranche Loan” means, prior to its disbursement, the loan to be made by the Lender to the Borrower in accordance with Section 2.01(a), and from and after its disbursement, at any time the aggregate principal amount loaned to the Borrower on the Initial Funding Date pursuant to Section 2.01(a), plus any Accreted Principal thereunder outstanding at such time.

“Initial Tranche Loan Commitment” means the amount of $50,000,000.

“Initial Tranche Note” means the note, in the form attached hereto as Exhibit C-1, issued by Borrower to the Lender evidencing the Initial Tranche Loan made on the Initial Funding Date to Borrower and any replacement(s) thereof issued in accordance with Section 13.09.

“Insolvency Event” means the occurrence of any of the following with respect to the Borrower or the Contributor:

(i)     (A) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of the Borrower or the Contributor, or of a substantial part of the property of the Borrower or the Contributor, under any Bankruptcy Law now or hereafter in effect, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or the Contributor for a substantial part of the property of the Borrower or the Contributor or (z) the winding-up or liquidation of the Borrower or the Contributor, which proceeding or petition shall continue undismissed for 60 calendar days or (B) an order of a court of competent jurisdiction approving or ordering any of the foregoing shall be entered;

(ii)     the Borrower or the Contributor shall (A) voluntarily commence any proceeding or file any petition seeking relief under any Bankruptcy Law now or hereafter in effect, (B) apply for the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official itself or for a substantial part of its property, (C) fail to contest in a timely and appropriate manner any proceeding or the filing of any petition described in clause (i) of this definition, (D) file an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (i) of this definition, (E) make a general assignment for the benefit of creditors or (F) wind up or liquidate (except as permitted under this Agreement);

(iii)     the Borrower or the Contributor shall take any action in furtherance of or for the purpose of effecting, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) of this definition;

(iv)     the Borrower or the Contributor shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due;

(v)     the Borrower or the Contributor shall be in a financial condition such that the sum of its debts, as they become due and mature, is greater than the fair value of its property on a going concern basis; or

(vi)     the entry of an order of attachment, execution, distraint or similar process against any Product or any Intellectual Property that is included under the Progenics Sublicense, in an action commenced against the Borrower or the Contributor, which such order shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within 60 calendar days from the entry thereof.

“Insurance Providers” means the insurance companies set forth in Schedule 7.01(vv) or insurance companies rated at least as high as the ratings given, as of the Closing Date (according to A.M. Best Company, Inc.), the insurance companies set forth on Schedule 7.01(vv).

“Intellectual Property” means the Licensed Technology that is licensed or sublicensed by the Company or its Affiliates to the Licensee under the License Agreement.

“Interest Payment Date” means each December 31, March 31, June 30 and September 30, or if any such day is not a Business Day, on the next succeeding Business Day, beginning on December 31, 2016.

“Know-How” means all non-public information, results and data of any type whatsoever, in any tangible or intangible form (and whether or not patentable), including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, data and results (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical study data and results), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

“Knowledge” means, with respect to Borrower or the Company, as the case may be, the knowledge of an officer, director, manager or internal counsel or other person with similar responsibility, regardless of title, of Borrower or the Company, respectively, relating to a particular matter; provided, however, that a person charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such person should have known of such matter.

“Law” means any federal, state, local or foreign law, including common law, and any regulation, rule, requirement, policy, judgment, order, writ, decree, ruling, award, approval, authorization, consent, license, waiver, variance, guideline or permit of, or any agreement with, any Governmental Authority.

“Lender” means Lender (as defined in the preamble hereto) and any assignee under Section 13.01(b).

“Lender Concentration Account” means a segregated account established for the benefit of the Lender and maintained at the Account Bank or such other banking institution as the Lender may specify in its discretion from time to time. The Lender Concentration Account shall be the account into which the funds held in the Blocked Account which are payable to the Lender pursuant to this Agreement are swept in accordance with the terms of this Agreement and the Blocked Account Control Agreement.

“Lender Expense Amount” means $500,000.

“Liabilities” means the liabilities of Borrower or Company, as the case may be.

“Licensee” means Salix Pharmaceuticals, Inc., a California corporation, or any successor thereto.

“License Agreement” means the License Agreement, dated as of February 3, 2011, by and among Salix Pharmaceuticals, Inc., Progenics Pharmaceuticals, Inc., Progenics Pharmaceuticals Nevada, Inc. and Excelsior Life Sciences Ireland Limited, together with such amendments, supplements or other modifications attached thereto, in the form attached to this Agreement as Exhibit L, as assigned, transferred and contributed to Borrower pursuant to the Contribution Agreement.

“Licensed Know-How” has the meaning given to such term in the License Agreement.

“Licensed Patents” the assets giving rise to the “Licensed Patent Rights” as such term is defined in the License Agreement. For the avoidance of doubt, Licensed Patents include the Orange-Book Listed Patents.

“Licensed Technology” has the meaning given to such term in the License Agreement.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, lien, charge, attachment, set-off, encumbrance or other security interest in the nature thereof (including any conditional sale agreement, equipment trust agreement or other title retention agreement, a lease with substantially the same economic effect as any such agreement or a transfer or other restriction) or other encumbrance, right or claim of any nature whatsoever.

“Loan” means, prior to their respective disbursement, the loan or loans to be made by the Lender and borrowed by the Borrower in accordance with and subject to Section 2.01 and Section 2.02, and after their respective disbursement to the Borrower, at any time the sum of the Initial Tranche Loan and the Subsequent Tranche Loan (if any).

“Loan Documents” means this Agreement, the Initial Tranche Note, the Subsequent Tranche Note (if any), the Security Agreement, the Progenics Limited Recourse Guaranty, the Stock Pledge Agreement, the Contribution Agreement, the Bill of Sale, the Progenics Sublicense, the Blocked Account Control Agreement, and all other documents delivered in connection therewith.

“Material Adverse Effect” means (a) an Insolvency Event, (b) a material adverse change in the business, operations, prospects, properties, liabilities, results of operations or condition (financial or other) of Borrower, taken as a whole; (c) an adverse effect on the validity or enforceability of the Loan Documents or any material provision hereof or thereof; (d) a material adverse effect on the ability of Borrower or the Contributor to consummate the transactions contemplated by the Loan Documents, or on the ability of Borrower or the Contributor to perform its obligations under the Loan Documents to which it is a party; (e) a material adverse effect on the rights or remedies of the Lender under any of Loan Documents; (f) a material adverse effect on the right of the Lender to receive any payment due hereunder or under the other Loan Documents; (g) a material adverse effect on any material portion of the Collateral (except to the extent such effect results directly from a deterioration in Net Sales of Product unrelated to a breach of the License Agreement) or (h) any adverse effect on the right of the Borrower to receive the Royalty Interest on the terms set forth in the License Agreement relating to the amount, timing or duration of the Royalty Interest, the payment of the Royalty Interest, royalty reports and other information or the exercise of audit rights.

“Material Contract” means any Contract to which Borrower, the Company, or an Affiliate of the Company, as the case may be in the context in which used, is a party or any of the respective assets or properties of Borrower, the Company or such Affiliate are bound or committed (other than the Transaction Documents) and for which any breach, violation, nonperformance or early cancellation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

“Maturity Date” means the earlier of (i) the Scheduled Maturity Date and (ii) the date of any prepayment in full of the Loans.

“Maximum Lawful Rate” means the highest rate of interest permissible under applicable Law.

“Net Sales” means “Net Sales” as defined in the License Agreement, and except as otherwise defined herein, defined terms set forth in the License Agreement and used in the definition of “Net Sales” shall have the meanings set forth in or by reference in the License Agreement, without taking into account any amendment or modification thereto after the Closing Date without the consent of the Lender.

“New Arrangement” has the meaning set forth in Section 8.15(b).

“Note” means either or both of the Initial Tranche Note and the Subsequent Tranche Note.

“Notice of Borrowing” means either or both of the Notice of Initial Tranche Borrowing or the Notice of Subsequent Tranche Borrowing.

“Notice of Initial Tranche Borrowing” means an irrevocable notice, substantially in the form set forth in Exhibit D-1 to be given by Borrower to the Lender in accordance with Section 2.02(a).

“Notice of Subsequent Tranche Borrowing” means an irrevocable notice, substantially in the form set forth in Exhibit D-2 to be given by Borrower to the Lender in accordance with Section 2.02(b).

“Notices” means, collectively, notices, consents, approvals, reports, designations, requests, waivers, elections and other communications.

“Obligations” means, without duplication, the Loan, Fixed Interest and all present and future Indebtedness, taxes, liabilities, obligations, covenants, duties, and debts, owing by Borrower to the Lender, arising under or pursuant to the Loan Documents, including all principal, interest, premium, charges, expenses, fees and any other sums chargeable to Borrower hereunder and under the other Loan Documents (and including any interest, fees and other charges that would accrue but for the filing of a bankruptcy action with respect to Borrower, whether or not such claim is allowed in such bankruptcy action).

“Office” means, with respect to the Lender, its Stamford, Connecticut office, and with respect to any other Lender, the office of such Lender designated as its “Office” in an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by such Lender to Borrower.

“Orange-Book Listed Patents” means the Licensed Patents set forth on Exhibit F hereto.

“Organizational Document” shall mean, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person, and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” has the meaning set forth in Section 5.03.

“Owned Patents” means Patents owned by a Person.

“Party” and “Parties” means the Lender and Borrower, individually and collectively.

“Patent Office” means the respective patent office (foreign or domestic) for any patent.

“Patent Rights” means, collectively, with respect to a Person, all patents issued or assigned to, and all patent applications and registrations made by, such Person (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable Law with respect to such Person’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Patents” means the Licensed Patents.

“Patriot Act” means the USA Patriot Act, Public Law No. 107-56 (the “Patriot Act”).

“Payments” means due and owing payments of Amortization Payments (under Section 3.01(a) hereof) and Fixed Interest (under Section 4.01 hereof), including, in each case any default, additional interest or prepayment premium charged hereunder.

“Permitted Liens” means the following:

(a)     Liens created pursuant to any Loan Document;

(b)     Liens in favor of a banking or other financial institution arising as a matter of law or under customary contractual provisions encumbering deposits or other funds maintained with such banking or other financial institution (including the right of set off and grants of security interests in deposits and/or securities held by such banking or other financial institution) and that are within the general parameters customary in the banking industry;

(c)     Liens securing taxes, assessments, fees or other governmental charges or levies, Liens securing the claims of materialmen, mechanics, carriers, landlords, warehousemen and similar Persons, and attachment, judgment and other similar Liens arising in connection with court proceedings so long as the enforcement of such Liens is effectively stayed and the judgment claims secured thereby do not otherwise constitute an Event of Default under clause (i) of the definition of “Event of Default”; and

(d)     any right, title or interest under a license or sublicense to which the Borrower is a party as licensee or sublicensee, and any restrictions under a license to which the Borrower is a party as licensor or sublicensor.

“Person” means an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, unincorporated organization or a government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to the fiduciary responsibility provisions of Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code or (iii) entity whose underlying assets include assets of any such employee benefit plan or plan by reason of the investment by an employee benefit plan or plan in such entity.

“Pledged Account” has the meaning set forth under the Security Agreement, and includes the Blocked Account.

“Prepayment Event Date” means the date of occurrence of a Prepayment Trigger or the date fixed for a voluntary prepayment of the Loans pursuant to Section 3.02(a).

“Prepayment Trigger” means the occurrence of any of the following: (i) the occurrence of any Event of Default and (unless prohibited by operation of Law) the acceleration of the maturity of the Loans, or (ii) the occurrence of any Change of Control, or (iii) the occurrence of any event or the existence of any circumstance that could reasonably be expected to have a Material Adverse Effect (including any event or circumstance that would be a Material Adverse Effect under clause (g) thereof but for the exception in the parenthetical phrase within such clause) that is not cured within twenty (20) Business Days after the occurrence thereof; provided, however, that no cure period shall be available unless at the time of such occurrence such event or circumstance could reasonably be expected to be cured on or before the end of such twenty (20) Business Day period.

“Proceeding” means an action or proceeding brought against a Party as a defendant, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

“Product” or “Products” means the pharmaceutical product that is or is to be Exploited under the name RELISTOR® (or any alternate or substitute tradename or trademark) pursuant to the License Agreement.

“Progenics Limited Recourse Guaranty” means the limited recourse Guaranty executed by the Company in favor of the Lender, in the form of Exhibit I hereto, limited in recourse to the Capital Stock of Borrower and secured by the Stock Pledge.

“Progenics Sublicense” means one or more fully paid licenses, sublicenses or instruments to similar effect entered into by the Company, and any Affiliates as necessary, with the Borrower, licensing, sublicensing or otherwise making available to the Borrower for a period not less than the full term of the License Agreement (and assignable to the Lender as part of the Collateral), all Intellectual Property, and any other property or assets, that is necessary for performance of the obligations undertaken by the Borrower under the License Agreement pursuant to the assignment and transfer of the License Agreement to the Borrower pursuant to the Contribution Agreement.

“Quarterly Report” means, with respect to the relevant calendar quarter of Borrower: (a) the “Quarterly Activity Report” and the “Sublicense Revenue Report” provided for under Section 6.6(b) of the License Agreement for the period thereunder corresponding to such quarter, together with relevant supporting documentation and (b) such additional information, in such form or format, as the Lender may reasonably request.

“Recipient” means, with respect to any Confidential Information disclosed by a Party hereto, the other Party which is receiving such Confidential Information.

“Register” means a record of ownership in which Borrower registers by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loans and any assignment of any such interest, obligation or right.

“Regulatory Agency” means a Governmental Authority with responsibility for the regulation of the research, development, marketing or sale of drugs or pharmaceuticals in any jurisdiction, including the FDA, the U.S. National Institutes of Health and the EMEA.

“Regulatory Approval” means, with respect to a product or device in any country or regulatory jurisdiction, all actions, approvals (including, where applicable, pricing and reimbursement approval and schedule classifications), licenses, registrations or authorizations of a Regulatory Agency necessary for the making, manufacture, sale, offer for sale, distribution, import, export, promotion, marketing or other use of such product or device in such country or jurisdiction.

“Regulatory Change” shall mean (i) the adoption after the date hereof of any applicable law, rule or regulation or any change therein after the date hereof, or (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, either generally or as effected through compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency.

“Representative” means, with respect to any Person, directors, officers, employees, agents, co-investors, advisors, potential investors, underwriters, rating agencies, permitted assignees, sources of financing and trustees of such Person (other than competitors of Lender and its Affiliates).

“Royalty Interest” means the royalties (together with the right to receive such royalties) payable to the Borrower under Section 6.5 of the License Agreement and the portion of Sublicense Revenues (together with the right to receive such portion of the Sublicense Revenues) payable to the Borrower under Section 6.4 of the License Agreement (including in each case payments constituting royalties, settlement payments, judgments, securities, consideration or any other remuneration of any kind payable or received in respect of, or in substitution or compensation for, or otherwise in lieu of, such royalties or such Sublicense Revenue under the License Agreement and all “accounts” (as such term is defined in the New York Uniform Commercial Code) in respect of the Royalty Interest evidencing or giving rise to any of the foregoing) relating to Exploitation of the Product, and any collections, recoveries, payments or other compensation made in lieu thereof and any amounts paid or payable to the Borrower and/or any of its Subsidiaries in respect of such royalties or Sublicense Revenue pursuant to Section 365(n) of the United States Bankruptcy Code, in each case, derived from Net Sales or Sublicense Revenues, as the case may be, since July 1, 2016.

“Scheduled Maturity Date” means June 30, 2025.

“SEC” means the United States Securities and Exchange Commission.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit B hereto, between the Lender and the Borrower, securing the Obligations of Borrower hereunder and the other Loan Documents, as supplemented by any amendments or supplements thereto.

“Senior Officer” means (i) in the case of the Borrower, the Chief Executive Officer or Treasurer and (ii) in the case of the Company, the Chief Executive Officer or Chief Financial Officer.

“Set-off” means any right of set off, rescission, counterclaim, reduction, deduction or defense.

“Stock Pledge Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, between the Company and the Lender, in the form of Exhibit H hereto, pursuant to which the Capital Stock of the Borrower is pledged to the Lender as collateral for the Progenics Limited Recourse Guaranty.

“Sublicense Revenue” has the meaning set forth in the License Agreement.

“Subsequent Funding Date” means the date upon which the conditions precedent under Section 6.02 have been satisfied to the satisfaction of the Lender, which (subject to such satisfaction) shall be the date that is within fifteen Business Days following receipt by the Lender of the Notice of Subsequent Tranche Borrowing but which shall not be a date later than the Subsequent Tranche Commitment Termination Date without the consent of the Lender in its sole discretion.

“Subsequent Tranche Disbursement Amount” means an amount equal to 1% of the original principal amount of the Subsequent Tranche Loan.

“Subsequent Tranche Loan” means, prior to its disbursement, the loan that may be made by the Lender to the Borrower in accordance with Section 2.01(b), and from and after its disbursement, at any time the aggregate principal amount loaned to the Borrower on the Subsequent Funding Date pursuant to Section 2.01(b), plus any Accreted Principal thereunder outstanding at such time.

“Subsequent Tranche Loan Availability Termination Date” means the twelfth monthly anniversary of the Closing Date, provided that if such date is not a Business Day, the “Subsequent Tranche Loan Availability Termination Date” will be the preceding Business Day.

“Subsequent Tranche Loan Principal” means an amount of up to $50,000,000, to be determined by mutual agreement of the Borrower and the Lender in accordance with the terms and conditions set forth herein.

“Subsequent Tranche Note” means the note, in the form attached hereto as Exhibit C-2, issued by Borrower to the Lender evidencing the Subsequent Tranche Loan, if made, on the Subsequent Funding Date to Borrower and any replacement(s) thereof issued in accordance with Section 13.09.

“Subsidiary” means, with respect to any Person, at any time, any entity of which more than thirty-five percent (35%) of the outstanding Voting Stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) is at the time beneficially owned or controlled directly or indirectly by such Person, by one or more such entities or by such Person and one or more such entities.

“Surviving Person” means, with respect to any Person involved in or that makes any disposition, the Person formed by or surviving such disposition or the Person to which such disposition is made.

“Taxes” means taxes, levies, duties, imposts, deductions, charges, fees or withholdings, and all interest, penalties and other liabilities with respect thereto.

“Third Party” means any Person other than Borrower or its Affiliates.

“Transaction Documents” means the Loan Documents and the Borrower Party Documents.

“U.S.” means the United States of America.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Lender’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Valid Claim” shall mean a claim of an issued and unexpired patent, or a claim of a pending patent application, within the Patents, which claim has not been held invalid, unpatentable or unenforceable by a court of competent jurisdiction from which no further appeal can be further taken, and has not been held admitted to be invalid, unpatentable or unenforceable, which claim, but for a right to use such claim, would be infringed by the Product and/or its Exploitation; provided however that if a claim of a pending patent application shall not have issued as a claim of an issued patent within seven (7) years after the earliest filing date from which such claim claims priority, then such claim shall not be a “Valid Claim” for purposes of this Agreement unless and until such claim issues as a claim of an issued patent.

“Voting Stock” means Capital Stock issued by a company, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such contingency.

Section 1.02     Interpretation; Headings. Each term used in any Exhibit to this Agreement and defined in this Agreement but not defined therein shall have the meaning set forth in this Agreement. Unless the context otherwise requires, (a) “including” means “including, without limitation” and (b) words in the singular include the plural and words in the plural include the singular. A reference to any party to this Agreement, any other Transaction Document or any other agreement or document shall include such party’s successors and permitted assigns. A reference to any agreement or order shall include any amendment of such agreement or order from time to time in accordance with the terms herewith and therewith. A reference to any legislation, to any provision of any legislation or to any regulation issued thereunder shall include any amendment thereto, any modification or re-enactment thereof, any legislative provision or regulation substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto in existence as of the effective date of any reference made herein to such legislation. The headings contained in this Agreement are for convenience and reference only and do not form a part of this Agreement. Section, Article and Exhibit references in this Agreement refer to sections or articles of, or exhibits to, this Agreement unless otherwise specified. Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Article II.
THE LOAN; DISBURSEMENT; CERTAIN FEES

Section 2.01     Initial Tranche Loan; Subsequent Tranche Loan.

(a)     On the terms and subject to the conditions set forth herein, including the conditions set forth in Section 6.01 hereof, on the Initial Funding Date, the Lender shall make a loan hereunder to Borrower, and Borrower shall accept and borrow such loan from the Lender, in a principal amount equal to the Initial Tranche Loan Commitment.

(b)     On the terms and subject to the conditions set forth herein, including the conditions set forth in Section 6.02 hereof, in the event that the Borrower, in its sole discretion, determines to borrow the Subsequent Tranche Loan from the Lender and the Lender, in its sole discretion, determines to make the Subsequent Tranche Loan to the Borrower, as elected in each case prior to the Subsequent Tranche Loan Availability Termination Date, then on the Subsequent Funding Date, the Lender shall make a loan hereunder to Borrower, and Borrower shall accept and borrow such loan from the Lender, in a principal amount specified in the Notice of Subsequent Tranche Borrowing as the Subsequent Tranche Loan Principal and agreed by the Lender in its sole discretion.

Section 2.02     Notice of Borrowing.

(a)     Subject to Section 2.01(a), Borrower shall, simultaneously with the execution and delivery of this Agreement by the Parties, deliver to the Lender a Notice of Initial Tranche Borrowing, setting forth that Borrower will borrow a principal amount equal to the Initial Tranche Loan Commitment on the Initial Funding Date. The Initial Tranche Loan Commitment shall automatically terminate upon disbursement of the Initial Tranche Loan on the Initial Funding Date.

(b)     Subject to Section 2.01(b), Borrower shall, not later than 5:00PM (New York time) on or before the sixtieth (60th) day preceding the Subsequent Tranche Loan Availability Termination Date but not more than ninety (90) days prior to the proposed Subsequent Tranche Funding Date, deliver to the Lender a Notice of Subsequent Tranche Borrowing, setting forth that Borrower requests to borrow a proposed Subsequent Tranche Loan Principal on the Subsequent Funding Date. Only one Notice of Subsequent Tranche Borrowing may be given by the Borrower. No later than the thirtieth (30th) day following its receipt of the Notice of Subsequent Tranche Borrowing, the Lender shall notify the Borrower in writing whether or not it will, subject to the satisfaction of the conditions set forth in Section 6.02 hereof, make the Subsequent Tranche Loan to Borrower. The availability of the Subsequent Tranche Loan shall automatically terminate upon the earlier of (i) funding of the Subsequent Tranche Loan on the Subsequent Funding Date, (ii) delivery of notice by the Lender that it will not make the Subsequent Tranche Loan and (iii) the Subsequent Tranche Loan Availability Termination Date.

Section 2.03     Disbursement and Borrowing. On the terms and subject to the conditions set forth herein:

(a)     on the Initial Funding Date, (i) the Lender shall wire transfer an amount equal to (A) the Initial Tranche Loan Commitment less (B) the Lender Expense Amount and less (C) the Initial Tranche Disbursement Amount, to the account of Borrower which Borrower shall have designated for such purpose in the related Notice of Borrowing or a separate payment instruction, or to Borrower’s order, and (ii) Borrower shall accept and borrow such amount (i.e., the Initial Tranche Loan will be funded on a net basis); and

(b)     on the Subsequent Funding Date, if any, (i) the Lender shall credit, in same day funds, an amount equal to (A) the Subsequent Tranche Loan original principal amount specified in the Notice of Subsequent Tranche Borrowing and agreed to by Lender in its sole discretion less (B) the Subsequent Tranche Disbursement Amount, to the account of Borrower which Borrower shall have designated for such purpose in the related Notice of Borrowing, and (ii) Borrower shall accept and borrow such amount (i.e., the Subsequent Tranche Loan will be funded on a net basis).

(c)     The use and disposition of the Lender Expense Amount, Initial Tranche Disbursement Amount and Subsequent Tranche Disbursement Amount shall be at the sole discretion of the Lender.

Section 2.04     Loan Not Revolving. The Loan is not revolving in nature, and any amount of the Loan repaid or prepaid may not be reborrowed.

Article III.
REPAYMENT

Section 3.01     Amortization; Maturity Date.

(a)     (i) On each Interest Payment Date beginning with the Interest Payment Date of March 31, 2018 (except as otherwise expressly provided herein), through but not including the Interest Payment Date of September 30, 2021, the Borrower shall repay principal on the Loan at par in an amount which is equal to fifty percent (50%) of the amount, if any, by which payments received in respect of the Royalty Interest since the immediately preceding payment date in respect of the Royalty Interest under the License Agreement, exceed Fixed Interest accrued and payable on such Interest Payment Date.

(ii) On each Interest Payment Date beginning with the Interest Payment Date of September 30, 2021 (except as otherwise expressly provided herein), the Borrower shall repay principal on the Loan at par in an amount which is equal to 100% of the amount, if any, by which payments received in respect of the Royalty Interest since the immediately preceding payment date in respect of the Royalty Interest under the License Agreement, exceed Fixed Interest accrued and payable on such Interest Payment Date, until the outstanding principal amount of the Loan and all other Obligations hereunder are fully repaid.

(b)     Notwithstanding Section 3.01(a), at any time and for any reason, at Lender’s option, which it may exercise in its sole discretion, at any time commencing in 2018 by written notice to Borrower within 30 Business Days prior to the Interest Payment Date on and after which such election is to be effective, the percentage for repayment of principal on the Loan pursuant to Section 3.01(a)(i) shall be 100% rather than 50%.

(c)     If not earlier repaid in full, the unpaid balance of the outstanding principal amount of the Loan, together with any accrued and unpaid interest, and all other Obligations then outstanding, shall be due and payable in cash on the Maturity Date.

(d)     The outstanding principal balance of the Loan and any interest or premium due with respect thereto shall be repayable solely from payments in respect of the Royalty Interest except (i) in connection with voluntary prepayment of the Loan pursuant to Section 3.02(a) or Section 3.02(f) or (ii) following a Prepayment Trigger, to the extent of any capital contributions made by the Company in its sole discretion that cure the basis of such Prepayment Trigger, subject to the Equity Cure Limitation.

Section 3.02     Voluntary Prepayment; Mandatory Prepayment.

(a)     Borrower may voluntarily prepay the Loan in whole but not in part, in cash, at any time, together with accrued and unpaid Fixed Interest on the amount prepaid, together with any additional amounts due in respect thereof pursuant to clause (c) below, and all other Obligations then outstanding together with all other amounts in respect thereof.

(b)     If any Prepayment Trigger occurs, then the outstanding principal amount of the Loan plus any accrued and unpaid interest thereon shall be immediately due and payable hereunder, to the extent permitted by law, together, if applicable, with any additional amounts due in respect thereof pursuant to clause (c) or clause (d) below, as the case may be, and all other Obligations then outstanding together with all other amounts in respect thereof, and the provisions of this Section 3.02 shall apply.

(c)     In the case of (i) a voluntary prepayment of the Loan pursuant to Section 3.02(a) occurring not later than ninety (90) days following the Prepayment Event Date with respect to a Prepayment Trigger or (ii) a voluntary prepayment of the Loan pursuant to Section 3.02(a) that occurs at any time that no uncured Prepayment Trigger exists, such prepayment shall be in the amount indicated in the second column of the table below (determined as of the Prepayment Event Date:

With respect to a voluntary prepayment under Section 3.02(a) as described in Section 3.02(c)(i) or 3.02(c)(ii) during the period below	Prepayment Amount
During the 30 month period commencing on the Closing Date

100% of the outstanding principal balance of the Loan at the date of occurrence of the Prepayment Trigger or the date fixed for such voluntary prepayment (such date, as the case may be, the “Prepayment Event Date”), plus an amount equal to all interest that would have accrued on such principal balance (assuming no further amortization thereof) during the period from such Prepayment Event Date through the end of such 30 month period

After the 30 month period, and prior to the end of the 42 month period, following the Closing Date	103.0% of the outstanding principal balance of the Loan as at the Prepayment Event Date
After the 42 month period, and prior to the end of the 54 month period, following the Closing Date	101.5% of the outstanding principal balance of the Loan as at the Prepayment Event Date
After the 54 month period following the Closing Date and thereafter	100% of the outstanding principal balance of the Loan as at the Prepayment Event Date

(d)     In the case of a prepayment due to a Prepayment Trigger other than a Prepayment Trigger covered by Section 3.02 (c)(i), such prepayment shall be in the amount indicated in the second column of the table below (determined as of the Prepayment Event Date):

With respect to a Prepayment Trigger covered under Section 3.02(d) occurring during the period below	Prepayment Amount
During the first 12-month period commencing on the Closing Date	110.0% of the outstanding principal balance of the Loan as at the Prepayment Event Date
During the second 12-month period following the Closing Date	107.5% of the outstanding principal balance of the Loan as at the Prepayment Event Date
During the third 12-month period following the Closing Date	105.0% of the outstanding principal balance of the Loan as at the Prepayment Event Date
During the fourth 12-month period following the Closing Date	101.5% of the outstanding principal balance of the Loan as at the Prepayment Event Date
During the fifth 12-month period following the Closing Date and thereafter	100% of the outstanding principal balance of the Loan as at the Prepayment Event Date

(e)     In the event that, on a date more than ninety (90) days following the Prepayment Event Date with respect to a Prepayment Trigger that remains uncured, the Borrower elects to voluntarily prepay the Loan in whole but not in part pursuant to Section 3.02(a), the Borrower shall pay, in addition to the outstanding principal amount of the Loan plus any accrued and unpaid interest thereon, the greater of the prepayment amount determined pursuant to clause (c) above and the prepayment amount determined pursuant to clause (d) above, in either case, with respect to such Prepayment Event Date.

(f)     In the event that Lender exercises its option in Section 3.01(b), Borrower shall have the right to prepay the Loan in whole, but not in part, at any time during the one hundred twenty (120) day period following its receipt of notice of Lender’s election pursuant to Section 3.01(b). Such prepayment of the Loan shall be made together with accrued and unpaid Fixed Interest on the amount prepaid and all other Obligations then outstanding together with all other amounts in respect thereof, but shall not require the payment of any prepayment amount described in clause (c) or clause (d) above.

(g)     In addition to the amounts in clause (c), (d), (e) or (f) above, in connection with the prepayment in full of the Loan, any unpaid amounts in respect of such prepaid Loan not consisting of principal or Fixed Interest (i.e., any unpaid amounts for indemnification, tax gross-up, default interest, expense reimbursement and other amounts not consisting of principal or interest) shall be immediately due and payable.

(h)     If the Borrower wishes to make a prepayment pursuant to clause (a), (e) or (f) above, it shall give the Lender irrevocable notice in the form set forth in Exhibit A (a “Notice of Prepayment”) to that effect not later than the 30th day before the date of the prepayment (the “Prepayment Date”), specifying the Prepayment Date (which shall be a Business Day) and showing the calculation of the amount to be prepaid and all other amounts payable in connection therewith under this Section 3.02. Such Notice of Prepayment shall constitute Borrower’s irrevocable commitment to prepay the Loan and all such other amounts on that Prepayment Date.

Section 3.03     Increased Cost.     (a)     If (i) any Regulatory Change or (ii) compliance by the Lender with any Regulatory Change occurs that has or would have the effect of reducing the rate of return on the capital of the Lender as a consequence of its obligations hereunder or arising in connection herewith to a level below that which the Lender could have achieved but for such introduction, change or compliance (taking into consideration the policies of the Lender with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, on the first Interest Payment Date occurring at least 30 days after demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a description of the computation of such demand), the Borrower shall pay directly to the Lender such additional amount or amounts as will compensate the Lender for such reduction. The Lender will take such actions reasonably requested by the Borrower, at the expense of the Borrower, if such actions will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Lender, be otherwise disadvantageous to it or inconsistent with its internal policies and procedures. In no event will the Lender be expected or required to monitor the occurrence of any of the events or contingencies described in this Section 3.03(a).

(b)     In determining any amount provided for in this Section 3.03, the Lender shall use commercially reasonable averaging and attribution methods. If the Lender makes a claim under this Section, it shall submit to the Borrower a certificate setting forth the basis for such demand and a description of the computation of such demand as to such additional or increased cost or reduction, which certificate shall be conclusive absent manifest error.

(c)     If the Lender submits a demand to the Borrower to pay any additional amounts pursuant to this Section 3.03, the Borrower may elect, in its sole discretion, to prepay the Loan in full. Borrower shall notify the Lender in writing of such election no later than 30 days following its receipt of such demand and shall specify in such notice the date upon which such prepayment shall be made which shall not be later than 60 days following the date of the Lender’s demand. Prepayment pursuant to this Section 3.03 shall be made together with interest accrued and unpaid on the Loans to date of prepayment and all other amounts then payable to the Lender hereunder, but shall not be subject to any prepayment amount pursuant to Section 3.02.

Article IV.
INTEREST; EXPENSES; MAKING OF PAYMENTS

Section 4.01     Interest Rate.

(a)      The Loans shall bear interest consisting of Fixed Interest, which shall be paid in cash as provided in this Section 4.01.

(b)     All interest hereunder in respect of Fixed Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(c)     Except as otherwise expressly provided in Section 4.03, accrued Fixed Interest shall be paid in cash to the Lender by payment at the Lender Concentration Account; provided that if the payments in respect of the Royalty Interest for the applicable Interest Period are insufficient to pay all amounts of Fixed Interest due on the Loan for such Interest Period (any such deficiency, the “Deficiency Amount”), then any such Deficiency Amount shall increase the outstanding principal amount of the Loan by an amount equal to the Deficiency Amount for the applicable Interest Period (rounded up to the nearest whole dollar) and the Lender shall be deemed to have made an additional term loan in a principal amount equal to the aggregate amount of the Deficiency Amount (such additional term loan, “Accreted Principal”). Accreted Principal shall be deemed to be part of the Loan made to Borrowers for all purposes under this Agreement, and the Loan shall bear interest on such increased principal amount from and after the applicable Interest Payment Date in accordance with this Section 4.01. Accrued Fixed Interest on the Loan shall be payable by Borrower to the Lender in arrears on each Interest Payment Date for the Loan commencing with the first Interest Payment Date occurring after the funding of the Loan; provided that in the event of any repayment or prepayment of the Loan (including, without limitation, principal payments due under Section 3.01), accrued Fixed Interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)     Prior to an Event of Default and acceleration of the Loan, Fixed Interest on the Loan (other than in connection with voluntary prepayment of the Loan and excluding any prepayment premium pursuant to Section 3.02) shall be payable solely from payments in respect of the Royalty Interest.

Section 4.02     Blocked Account. On or before the Initial Funding Date or such later date as the Parties may agree, the Parties shall enter into a Blocked Account Control Agreement with the Account Bank, which Blocked Account Control Agreement will provide for, among other things, the establishment and maintenance of a Blocked Account in accordance with the terms herein and therein.

(a)     The Lender Concentration Account shall be established and maintained solely for the benefit of the Lender, subject to the terms and conditions of this Agreement. The Lender shall have immediate and full access to any funds held in the Lender Concentration Account and such funds shall not be subject to any conditions or restrictions whatsoever.

(b)     Sweeps from the Blocked Account shall be made to the Lender Concentration Account on each Interest Payment Date, and shall be applied (in accordance with Article III and this Article IV) to interest accrued and, as appropriate, principal outstanding, on the Loan on the same Business Day as such funds are credited to the Lender Concentration Account, all pursuant to a calculation of such amounts provided to the Account Bank and the Borrower by the Lender. Funds in the Blocked Account identified by the Lender as funds not to be swept to the Lender Concentration Account, shall be transferred by the Account Bank to such account as the Borrower shall designate, provided that funds deposited by Borrower pursuant to Section 4.02(c) shall be available for withdrawal by the Account Bank.

(c)     Borrower shall pay for all fees, expenses and charges of the Account Bank by depositing sufficient funds into the Blocked Account when such fees, expenses and charges are due.

(d)     Borrower shall, not later than the date of execution of the Blocked Account Control Agreement (i) instruct the Licensee in writing (with detailed wire instructions) to remit to the Blocked Account when due all payments that are due and payable to Borrower in respect of or derived from the License Agreement and (ii) promptly provide to the Lender a copy of such notification.

(e)     Borrower shall have no right to terminate the Blocked Account without the Lender’s prior written consent. Any such consent, which the Lender may grant or withhold in its sole discretion, shall be subject to the satisfaction of each of the following conditions to the satisfaction of the Lender:

(i)     the successor Account Bank shall be acceptable to the Lender;

(ii)     the Lender, the Borrower and the successor Account Bank shall have entered into a deposit account control agreement substantially in the form of the Blocked Account Control Agreement initially entered into;

(iii)     all funds and items in the accounts subject to the Blocked Account Control Agreement to be terminated shall be transferred to the new accounts held at the successor Account Bank prior to the termination of the then existing Blocked Account; and

(iv)     Borrower and the Lender shall have received evidence that the Licensee has been instructed to remit all future payments to the new account held at the successor Account Bank.

(f)     Borrower shall make prepayments made in accordance with Section 3.02 by wire transfer or by an Automated Clearing House transfer to the Lender Concentration Account.

(g)     In the event at any time following the execution of the Blocked Account Control Agreement by all parties thereto, the Licensee remits any payments directly to Borrower or otherwise except to the Blocked Account, Borrower shall immediately (i) remit any such payments to the Blocked Account (or, if for some reason such account is no longer in effect or payment cannot be made into such account, Borrower shall remit such payments by wire transfer or by an Automated Clearing House transfer of immediately available funds directly to the Lender Concentration Account), (ii) immediately instruct the Licensee in writing to remit any future payments to the Blocked Account and (iii) promptly provide to Lender a copy of such notice.

(h)     Any payments, other than from funds paid to the Lender from the Lender Concentration Account, to be made by the Borrower to the Lender hereunder or under any other Transaction Document shall be made by wire transfer or by an Automated Clearing House transfer of immediately available funds to the Lender Concentration Account.

Section 4.03     Interest on Late Payments. If any amount payable by Borrower to the Lender hereunder is not paid when due (whether at stated maturity, by acceleration or otherwise), interest shall accrue on any such unpaid amounts, both before and after judgment during the period from and including the applicable due date, to but excluding the day the overdue amount is paid in full, at a rate per annum equal to the Default Rate. Interest accruing under this Section 4.03 shall be payable on demand of the Lender. For the avoidance of doubt, Fixed Interest that is not paid in cash on the date due but that is added to the principal amount of the Loan as Accreted Principal in accordance with Section 4.01(c) shall accrue Fixed Interest from the date at which it is incorporated as Accreted Principal and shall thereafter accrue interest at the Default Rate in the event that the principal amount of the Loan generally bears interest at the Default Rate.

Section 4.04     Initial Expenses. Borrower shall pay to the Lender, on the Initial Funding Date as provided in Section 2.03, the Lender Expense Amount, which shall serve as payment for confirmatory due diligence and legal documentation expenses of the Lender associated with the execution and delivery of this Agreement as of the Closing Date.

Section 4.05     Administration and Enforcement Expenses. Borrower shall promptly reimburse the Lender on demand for all reasonable costs and expenses incurred by the Lender (including the reasonable fees and expenses of one outside counsel to the Lender) as a consequence of or in connection with any Default, Event of Default, Prepayment Trigger or voluntary or mandatory prepayment of the Loan.

Section 4.06     Making of Payments. Notwithstanding anything to the contrary contained herein, any Payment stated to be due hereunder or under any Note on a given day in a specified month shall be made or shall end (as the case may be), (i) if there is no such given day or corresponding day, on the last Business Day of such month or (ii) if such given day or corresponding day is not a Business Day, on the next succeeding Business Day.

Section 4.07     Setoff or Counterclaim. Each payment by Borrower under this Agreement or under any Note shall be made without setoff or counterclaim. The Lender shall have the right to set off any and all amounts owed by Borrower and/or any of its Subsidiaries under this Agreement as provided in Section 10.03.

Article V.
TAXES

Section 5.01     Taxes.

(a)     Except as otherwise required by Law, any and all payments by Borrower under this Agreement or any other Loan Document (including payments with respect to the Loan) shall be made free and clear of and without deduction for any and all present and future Taxes. If Borrower or any other applicable withholding agent shall be required by applicable Law to deduct any Indemnified Taxes from or in respect of any sum payable to a Lender under this Agreement or any other Loan Document, (i) the sum payable by Borrower shall be increased as necessary so that after all required deductions have been made by the applicable withholding agent (including deductions applicable to additional sums payable under this Section 5.01(a)), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(c)     Without limiting the generality of the foregoing, if a Lender is a Foreign Lender, then such Lender shall provide to Borrower (i) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” (x) two accurate and complete original signed copies of IRS Form W-8BEN-E or W-8BEN (or a successor form) properly completed and duly executed by such Foreign Lender and (y) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, (ii) if the payments receivable by the Foreign Lender are effectively connected with the conduct of a trade or business in the United States, two accurate and complete original signed copies of IRS applicable Form W-8 (or a successor form), (iii) in the case of a Foreign Lender that is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest, two accurate and complete original signed copies of IRS Form W-8BEN-E or W-8BEN (or a successor form) indicating that such Foreign Lender is entitled to receive payments under this Agreement and the Notes with reduced or no deduction of any United States federal income withholding tax or (iv) in the case of a Foreign Lender acting as an intermediary, two accurate and complete original signed copies of IRS Form W-8IMY (or a successor form), accompanied by original signed copies of IRS Form W-8BEN-E or W-8BEN and/or other statement or certification documents from each beneficial owner, as applicable. Such forms shall be delivered by such Foreign Lender on or prior to the date that it becomes a Lender under this Agreement, at any time thereafter when a change in the Foreign Lender’s circumstances renders an existing form obsolete or invalid or requires a new form to be provided, and within fifteen Business Days after a reasonable written request of Borrower from time to time thereafter. Notwithstanding any other provision of this Section 5.01(c), no Foreign Lender shall be required to deliver any form pursuant to this Section 5.01(c) that such Foreign Lender is not legally eligible to deliver.

(d)     Each Lender that is not a Foreign Lender shall provide two properly completed and duly executed copies of Form W-9 (or successor form) at the times specified for delivery of forms under Section 5.01(c).

(e)     Each Lender having assigned its rights and obligations hereunder in whole or in part shall collect from such assignee the documents described in Sections 5.01(c) and (d) as applicable.

Section 5.02     Receipt of Payment. Within thirty days after the date of any payment of Taxes withheld by Borrower in respect of any payment to the Lender, Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to the Lender.

Section 5.03     Other Taxes. Borrower shall promptly pay any registration or transfer taxes, stamp duties or similar levies, and any penalties or interest that may be due with respect thereto, that may be imposed in connection with the execution, delivery, registration or enforcement of this Agreement, the Note issued hereunder or any other Transaction Document or the filing, registration, recording or perfecting of any security interest contemplated by this Agreement, except any such Taxes with respect to an assignment by a Lender that are imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than any connection arising solely from such Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents) (“Other Taxes”).

Section 5.04     Indemnification. If the Lender pays any Taxes that Borrower is required to pay pursuant to this Article V, Borrower shall indemnify the Lender on demand in full in the currency in which such Taxes are paid (including any Taxes imposed by any jurisdiction on amounts payable under this Section 5.04), whether or not such Taxes were correctly or legally asserted, together with interest thereon from and including the date of payment to, but excluding, the date of reimbursement at the Default Rate and reasonable expense arising therefrom. A certificate of an affected Lender claiming any compensation under this Section 5.04, setting forth the amounts to be paid thereunder and delivered to Borrower, shall be conclusive, binding and final for all purposes, absent manifest error.

Section 5.05     Registered Obligation.

(a)     Borrower shall establish and maintain, at its address referred to in Section 12.03, (i) a Register in which Borrower agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Lender in the Loans, each of its obligations under this Agreement to participate in the Loans, and any assignment of any such interest, obligation or right, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lender(s) (and each change thereto pursuant to Sections 12.01 and 12.02), (2) the amount of the Loans described in clause (i) above, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received and its application to the Loan.

(b)     Notwithstanding anything to the contrary contained in this Agreement or elsewhere, the Loans (including any Note evidencing such Loan) are registered obligations, the right, title and interest of the Lender and its assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 5.05 and Sections 12.01 and 12.02 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the U.S. Treasury Regulations, Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions). The Lender shall cooperate with Borrower in all respects, notwithstanding anything else whether in the Loan Documents or otherwise and including, but not limited to, providing appropriate information, so that the Loan shall be maintained in such registered form.

Section 5.06     Tax Treatment.

(a)     For U.S. federal income and applicable state and local income tax purposes, the Parties shall treat the Loan Documents and the Notes as debt that is subject to the “contingent payment debt instrument” rules of Treasury Regulation Section 1.1275-4. Each Party agrees not to take any position that is inconsistent with the provisions of this Section 5.06(a) on any tax return or in any audit or other administrative or judicial proceeding unless (i) each other Party has consented to such actions; or (ii) as a result of a material change in applicable Law following the date of this Agreement, counsel for such Party has advised it in writing that it is more likely than not (x) that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 5.06(a) or (y) that taking such a position would, notwithstanding compliance with all applicable reporting requirements and disclosure obligations, otherwise subject such Party to penalties under the Code.

(b)     The Initial Tranche Disbursement Amount and Subsequent Tranche Disbursement Amount, if any, shall be treated as original issue discount with respect to the Initial Tranche Loan and Subsequent Tranche Loan, respectively, for U.S. federal income and applicable state and local income tax purposes.

(c)     This Agreement is not intended to create a deemed partnership, association or joint venture between or among Lender and/or Borrower or any Subsidiary. Each Party agrees not to refer to the other as a “partner” or the relationship as a “partnership” or “joint venture”.

Section 5.07     AHYDO Catchup Payment Notwithstanding anything to the contrary herein, commencing with the first “accrual period” (defined for purposes of the Code) following the fifth (5th) anniversary of the Closing Date and continuing with each subsequent accrual period thereafter, the Borrower shall pay in cash, on or before the end of such accrual period, an amount equal to the sum of any accrued and unpaid interest and the accrued and unpaid original issue discount, with respect to the Loan, if, but only to the extent that, the sum of the amount of the interest and the original issue discount, in each case that has accrued and not been paid in cash from the Closing Date, exceeds the product of (i) the “issue price” (as defined in Section 1273(b) and 1274(a) of the Code) of the Loan and (ii) the “yield to maturity” (interpreted in accordance with Section 163(i) of the Code) of the Loan (such payment, the “AHYDO Catch-Up Payment”). The amount of such payment shall be treated as an amount of interest to be paid (within the meaning of Section 163(i)(2)(B)(i) of the Code) under this Agreement. This provision is intended to prevent the obligations created pursuant to this Agreement from being classified as “applicable high yield discount obligations,” as defined in Section 163(i) of the Code, and shall be interpreted consistently therewith.

Article VI.
CLOSING CONDITIONS

Section 6.01     Conditions Precedent to the Initial Tranche Loan. The obligation of the Lender to advance the Initial Tranche Loan on the Initial Funding Date shall be subject to the fulfillment, to the sole satisfaction of the Lender, of all of the following conditions precedent in addition to the conditions specified in Section 2.01 and Section 2.02:

(a)     Borrower shall have executed and delivered to the Lender the Initial Tranche Note, dated the Initial Funding Date.

(b)     Lender shall have received on or before the Initial Funding Date an executed copy of:

(i)     a certificate of each of the Borrower and the Company, executed respectively by a Senior Officer thereof, dated the Initial Funding Date, substantially in the form of Exhibit N hereto; and

(ii)     an opinion of Dechert LLP, counsel to Borrower and the Company, dated the Closing Date, substantially in the form of Exhibit E and otherwise in form and substance satisfactory to the Lender.

(c)     The Borrower and the Contributor shall each have delivered to the Lender a certificate, dated the Closing Date, of a respective Senior Officer (the statements in which shall be true and correct on and as of the Initial Funding Date): (i) attaching copies, certified by such officer as true and complete, of such party’s certificate of incorporation or other organizational documents (together with any and all amendments thereto) certified by the appropriate Governmental Authority as being true, correct and complete copies; (ii) attaching copies, certified by such officer as true and complete, of resolutions of the Board of Directors (or similar governing body) of such party authorizing and approving the execution, delivery and performance by such party of the Loan Documents to which it is a party and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officer of such party who executed and delivered such Loan Documents, including therein a signature specimen of each such officer; and (iv) attaching copies, certified by such officer as true and complete, of certificates of the appropriate Governmental Authority of the jurisdiction of formation, stating that such party was in good standing under the laws of such jurisdiction as of the Initial Funding Date (or a date immediately prior thereto acceptable to the Lender).

(d)     This Agreement and the other Loan Documents shall have been executed and delivered to the Lender by each party thereto (other than the Lender), and the Borrower shall have delivered, or caused to be delivered, such other documents as the Lender reasonably requested, in each case, in form and substance satisfactory to the Lender.

(e)     The Transaction Documents shall be in full force and effect.

(f)     [RESERVED]

(g)     No event shall have occurred and be continuing that (i) constitutes a Default or an Event of Default or a Prepayment Trigger or (ii) could reasonably be expected to constitute a Material Adverse Effect (without giving effect to the cure period applicable to a Prepayment Trigger based thereon), in each case both at the time of, and immediately after giving effect to, the making of the Initial Tranche Loan on the Initial Funding Date.

(h)     The representations and warranties made by the Borrower in Article VII hereof and in the other Transaction Documents shall be true and correct in all material respects as of the Initial Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, before and after giving effect to the Initial Tranche Loan (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects).

(i)     All necessary governmental and third-party approvals, consents and filings, including in connection with the Loan, the Security Agreement and the other Loan Documents shall have been obtained or made and shall remain in full force and effect.

(j)     Borrower shall have delivered to the Lender certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name the Borrower as debtor and that are filed in those state and county jurisdictions in which the Borrower is organized or maintains its principal place of business and such other searches that the Lender deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Loan Documents (other than any Permitted Liens and other Liens acceptable to the Lender).

(k)     The Lender shall have received all UCC financing statements in appropriate form for filing under the UCC, and all other certificates, agreements, instruments, filings, recordings and other actions that are necessary or reasonably requested by the Lender in order to establish, protect, preserve and perfect the security interest in the assets of Borrower constituting Collateral as provided in the Security Agreement as a valid and perfected first priority security interest with respect to such assets shall have been duly effected (or arrangements therefor satisfactory to the Lender shall have been made).

(l)     The Lender shall have received such other approvals, opinions, documents or materials as the Lender may reasonably request.

(m)     The Lender shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 8.05, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement and shall name the Lender, as an additional insured, in form and substance reasonably satisfactory to the Lender.

(n)     The Lender shall have completed its due diligence investigation, the results of which shall be satisfactory to the Lender in its sole discretion. The Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, including and the information described in Section 12.18.

Section 6.02     Conditions Precedent to the Subsequent Tranche Loan. The obligation of the Lender to advance the Subsequent Tranche Loan on the Subsequent Funding Date shall be subject to the fulfillment, to the sole satisfaction of the Lender, of all of the following conditions precedent in addition to the conditions specified in Section 2.01 and Section 2.02:

(a)     The Borrower shall have executed and delivered to the Lender the Subsequent Tranche Note evidencing the Subsequent Tranche Loan, dated the Subsequent Funding Date.

(b)     No event shall have occurred and be continuing that constitutes a Default, an Event of Default or a Prepayment Trigger under this Agreement and no such event shall occur or shall have occurred by reason of the making of the Subsequent Tranche Loan.

(c)     The representations and warranties made by the Borrower in Article VII hereof and in the other Transaction Documents shall be true and correct in all material respects as of the Subsequent Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, before and after giving effect to the Subsequent Tranche Loan (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects).

(d)     The License Agreement shall be in full force and effect, no default in the payment of any amount in respect of the Royalty Interest or other amounts payable thereunder shall have occurred, no amendment, supplement or modification thereof shall have been made since the Initial Funding Date and no notice shall have been given or received with respect to effecting a termination or cancellation thereof.

(e)     The Borrower shall provide a certificate signed by a Senior Officer of the Borrower certifying that the conditions in clauses (a), (b), (c) and (d) above have been satisfied.

Article VII.
REPRESENTATIONS AND WARRANTIES

Section 7.01     Representations and Warranties of Borrower(a)     . The Borrower hereby represents and warrants to the Lender as of the date of this Agreement, as of the Initial Funding Date and as of the Subsequent Funding Date (except for any representations and warranties which speak as to a specific date, which representations and warranties shall be made as of the date specified) as follows:

(a)     Borrower (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation; (ii) has all necessary powers, licenses, authorizations, consents and approvals required to carry on its business as now conducted and to own, lease, license and dispose of its assets and properties; and (iii) is duly qualified to do business as a foreign limited liability company, and is in good standing, in every jurisdiction except where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     Schedule 7.01(b) contains a complete and accurate list of each jurisdiction in which Borrower is authorized to do business.

(c)     Borrower has all necessary power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party or by which it is bound and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(d)     The execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Borrower by all necessary limited liability company action; the Borrower has and will have the power and authority to acquire and will have acquired whatever right title and interest in the Transferred Assets as was conveyed to it by the Contributor pursuant to the Contribution Agreement. This Agreement and each other Loan Document to which Borrower is a party has been duly authorized, executed and delivered by Borrower and constitutes, and each of the other Transaction Documents, when executed and delivered by Borrower, will constitute, the valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or general equitable principles (regardless of whether enforcement is sought in equity or at law).

(e)     (i)     The consummation of the transactions contemplated by and the fulfillment by the Borrower of the terms of this Agreement and the other Transaction Documents to which it is a party will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower Party Documents, or any material term of any agreement or other instrument to which the Borrower is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such agreement or other instrument, other than Permitted Liens, or violate any law or any order, rule, or regulation applicable to the Borrower of any court or of any federal or state regulatory body, administrative agency, or other Governmental Authority having jurisdiction over the Borrower.

(ii)     None of the execution and delivery by Borrower of the Transaction Documents, the performance by Borrower of any of the obligations to be performed by it hereunder or thereunder, or the consummation by Borrower of any of the transactions contemplated hereby or thereby, will require any notice to, action, approval or consent by, or in respect of, or filing or registration with, any Governmental Authority or other Person, except (i) filings necessary to perfect Liens created by the Transaction Documents and (ii) any filings required to be made by the Company with the SEC.

(f)     No consent or approval of, or notice to, any Person is required by the terms of any Material Contract to which the Borrower is a party for the execution or delivery of, or the performance of the obligations of the Borrower under, this Agreement and the other Loan Documents or the consummation of the transactions contemplated hereby or thereby other than those that have been obtained and are in full force and effect as of the date this representation is made, and such execution, delivery, performance and consummation will not result in any breach or violation of, or constitute a default under the Borrower Party Documents, any Material Contract to which the Borrower is a Party or any Law applicable to Borrower, or any of its assets, subject in each case to the application of Sections 9-406, 9-407 and 9-408 of the Uniform Commercial Code as then in effect in any relevant jurisdiction.

(g)     Upon giving effect to the contribution under the Contribution Agreement and the Progenics Sublicense, Borrower is, and at all times from and after the Closing Date has been, the exclusive owner of the entire right, title (legal and equitable) and interest (subject to Permitted Liens) in and to all property (including the Borrower’s interest as a party to agreements or instruments) described hereunder as Collateral. Borrower has not granted to any Person any sublicense or other interest (other than the license to the Licensee under the License Agreement and the security interest under the Security Agreement to the Lender) under the Progenics Sublicense.

(h)     (i) Except as set forth on Schedule 7.01(h), all of the Collateral owned by Borrower is solely (and not jointly) owned by Borrower and is free and clear of any and all Liens, except Liens constituting Permitted Liens (other than Liens described in subclauses (b) or (c) of the definition of Permitted Liens). The Royalty Interest and all of the rights of Borrower under the License Agreement described hereunder as Collateral are free and clear of any and all Liens, except those Liens created in favor of Lender pursuant to the Loan Documents.

(ii)     The Borrower owns, and is entitled to be the sole recipient of, all payments in respect of the Royalty Interest. The Borrower owns, and is the sole holder of, and/or has and holds a valid, enforceable and subsisting license to, all Intellectual Property required (and no other assets are required by Borrower) to receive any payments in respect of the Royalty Interest from the Licensee pursuant to, and subject to the terms of, the License Agreement. The Borrower has not transferred, sold, or otherwise disposed of, or agreed to transfer, sell, or otherwise dispose of any portion of its respective rights to receive payments in respect of the Royalty Interest or other payments payable to the Borrower under the License Agreement other than the grant of the security interest therein to the Lender pursuant to the Loan Documents.

(i)     There are no actions, proceedings or claims pending or, to the Knowledge of Borrower, threatened which could reasonably be expected to have a Material Adverse Effect or which challenge the validity of any Transaction Document.

(j)     No Default, Event of Default or Prepayment Trigger has occurred and is continuing, and no such event will occur upon the making of the Loan.

(k)     (i)     The Borrower is not a party to any Material Contract (other than, after giving effect to the contribution thereof under the Contribution Agreement, the License Agreement).

(ii)     The License Agreement is in full force and effect and has not been waived, altered or modified in any respect, whether by consent or otherwise. The Licensee has not been released, in whole or in part, from any of its obligations under the License Agreement. The License Agreement has not been satisfied in full, discharged, canceled, terminated, subordinated or rescinded, in whole or in part. The License Agreement is the entire agreement among the parties thereto relating to the subject matter thereof.

(iii)     Neither the Borrower nor the Company has received (A) any notice or other written or, to the Knowledge of Borrower, oral communication of the Licensee’s intention to terminate the License Agreement in whole or in part, or (B) any notice or other written or, the Knowledge of the Borrower, oral communication requesting any amendment, supplement, alteration or modification to the License Agreement.

(iv)     To the Knowledge of the Borrower, nothing has occurred and no condition exists that would adversely impact the right of the Borrower to receive any payments payable to Borrower under the License Agreement. Neither the Borrower nor, to the Knowledge of the Borrower, the Licensee, has taken any action or omitted to take any action that would adversely impact the right of the Lender to take a security interest in the License Agreement, the Royalty Interest or the Progenics License.

(v)     To the Knowledge of the Borrowers, all payments required to be made under the License Agreement have been made. To the Knowledge of the Borrower, no payment required to be made under the terms of the License Agreement has been subject to any claim pursuant to any right of rescission, set-off, counterclaim, reduction or defense.

(vi)     The execution, delivery and performance of the License Agreement was and is within the corporate powers or other organizational power of the Company and its Affiliates and, to the Knowledge of the Borrower, the Licensee. The License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, the Company and its Affiliates and, to the Knowledge of the Borrower, the Licensee. There is no breach or default, or event which upon notice or the passage of time, or both, could give rise to any breach or default, in the performance of the License Agreement by the Borrower, the Company or its Affiliate or, to the Knowledge of the Borrower, the Licensee, that could reasonably be expected to have a Material Adverse Effect.

(vii)     Except as otherwise expressly provided under the License Agreement, the Licensee has no right of set-off, rescission, counterclaim, reduction, deduction or defense against the Royalty Interest or any other amounts payable to the Borrower thereunder.

(l)     All written information heretofore or herein supplied by or on behalf of Borrower or the Company to the Lender is accurate and complete in all material respects. All written information heretofore or herein produced by any Third Party and supplied by or on behalf of Borrower to the Lender is, to the Knowledge of the Borrower, true, accurate and complete in all material respects. There is no fact or circumstance known to Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed in this Agreement. All representations and warranties made by the Borrower in any of the other Loan Documents to which it is party are true and correct in all material respects.

(m)     (i)     The Borrower is not insolvent under the Bankruptcy Law and will not be rendered insolvent under the Bankruptcy Law by the transactions contemplated by this Agreement or the other Transaction Documents; the Borrower is paying its debts as they become due; and, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

(ii)     After giving effect to the making of the Initial Tranche Loan or the Subsequent Tranche Loan, as the case may be:

(a)

The aggregate value of the assets of Borrower, at fair value and present fair salable value, exceeds (i) its Liabilities and (ii) the amount required to pay such Liabilities as they become absolute and matured in the normal course of business;

(b)	Borrower has the ability to pay its debts and Liabilities as they become absolute and matured in the normal course of business; and

(c)	Borrower does not have an unreasonably small amount of capital with which to conduct its business.

(n)     Borrower has no Subsidiaries.

(o)     Borrower’s principal place of business and chief executive office is set forth on Schedule 7.01(o).

(p)     (i) Borrower is in compliance with all applicable Laws except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Borrower’s Knowledge, no prospective change in any applicable laws, rules, ordinances or regulations has been proposed or adopted which, when made effective, could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)     Borrower or the Company has all required permits and licenses for Borrower’s performance of the obligations undertaken by Borrower under the License Agreement.

(iii)     To the Knowledge of Borrower, there has been no indication that the FDA or any other Regulatory Agency has any material concerns with the Product or may withdraw approval of the Product, nor, to the Knowledge of Borrower, has any clinical trial produced any results raising safety concerns with respect to the Product.

(q)     The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

(r)     Borrower has timely filed all tax returns required to be filed by it and has paid all taxes due reported on such returns or pursuant to any assessment received by Borrower (which may be by inclusion in a tax return of the Company).

(s)     Neither Borrower nor its ERISA Affiliates has outstanding or expects to incur any material unsatisfied liability under Title IV or Section 302 of ERISA or Section 412 of the Code. Neither Borrower nor any ERISA Affiliate sponsors, maintains, contributes to or has any obligation to contribute to, nor within the past six years has sponsored, maintained, contributed to or had any obligation to contribute to, any Plan. Assuming that no assets of Lender are or are deemed to be Plan Assets, the consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The Borrower has no employees and does not sponsor, maintain or contribute to any employee benefit plan (as defined in Section 3(3) of ERISA) whether or not subject to ERISA. Neither Borrower nor any of its ERISA Affiliates has any liability with respect to any employee benefit plan that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t)     The Security Agreement is effective to create in favor of the Lender, legal, valid and enforceable (subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or general equitable principles, regardless of whether enforcement is sought in equity or at law) Liens on, and security interests in, the Collateral and, when (x) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7.01(v) and (y) upon the taking of possession or control by the Lender of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Lender to the extent possession or control by the Lender is required by the Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Borrower in the Collateral, to the extent a security interest in the Collateral can be perfected by the making of such filings or the taking of possession or control, in each case subject to no Liens other than Permitted Liens.

(u)     [RESERVED].

(v)     [RESERVED].

(w)     The claims and rights of the Lender created by this Agreement and any other Transaction Document in and to the Collateral will be senior to any Indebtedness or other obligation of the Borrower, with respect to such Collateral.

(x)     No Capital Stock has been issued by the Borrower other than the Capital Stock issued to the Company that is subject to the pledge to the Lender under the Stock Pledge Agreement.

(y)     Borrower is covered as an additional insured under the insurance policies with the coverages and limits set forth on Schedule 7.02(yy), carried with the insurance companies also set forth therein, and such policies cover the interest of the Lender as required under this Agreement.

Section 7.02     Representations and Warranties as to Company, Etc.. The Borrower hereby represents and warrants to the Lender as of the date of this Agreement, as of the Initial Funding Date and as of the Subsequent Funding Date (except for any representations and warranties which speak as to a specific date, which representations and warranties shall be made as of the date specified), with respect to the Company, its Affiliates, and other matters, as follows:

(a)     The Company (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation; (ii) has all necessary powers, licenses, authorizations, consents and approvals required to carry on its business as now conducted and to own, lease, license and dispose of its assets and properties; and (iii) is duly qualified to do business as a foreign corporation, and is in good standing, in every jurisdiction except where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     Schedule 7.02(b) contains a complete and accurate list of each jurisdiction in which the Company is authorized to do business.

(c)     The Company has all necessary power and authority to enter into, execute and deliver the Transaction Documents to which it is a party or by which it is bound and to perform all of the obligations to be performed by it thereunder and to consummate the transactions contemplated thereby.

(d)     Each Transaction Document to which the Company is a party has been duly authorized, executed and delivered by the Company and constitutes, or when executed and delivered by the Company will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or general equitable principles (regardless of whether enforcement is sought in equity or at law).

(e)     None of the execution and delivery by the Company of the Transaction Documents to which it is a party, the performance by the Borrower of any of the obligations to be performed by it thereunder, or the consummation by the Company of any of the transactions contemplated thereby, will require any notice to, action, approval or consent by, or in respect of, or filing or registration with, any Governmental Authority or other Person, except (i) filings necessary to perfect Liens created by the Transaction Documents and (ii) any filings required to be made by the Company with the SEC.

(f)     No consent or approval of, or notice to, any Person is required for the execution or delivery of, or the performance of the obligations of the Company under the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby other than those that have been obtained and are in full force and effect as of the date this representation is made, and such execution, delivery, performance and consummation will not result in any breach or violation of, or constitute a default under the any Contract to which it is a party or any Law applicable to the Company, or any of its assets, subject in each case to the application of Sections 9-406, 9-407 and 9-408 of the Uniform Commercial Code as then in effect in any relevant jurisdiction.

(g)     The Company or its Affiliates have been the exclusive owners of the entire right, title (legal and equitable) and interest (subject to the rights of licensors and/or licensees) in and to the License Agreement, any Intellectual Property owned by the Company or its Affiliates and covered by the Progenics Sublicense, or the Capital Stock of Borrower, except for the interest of the Licensee pursuant to the License Agreement (in the case of Intellectual Property) and as pledged or assigned to the Lender pursuant to the Transaction Documents to which the Company is a party.

(h)     (i) Except as set forth on Schedule 7.02(h), all of the assets referred to in Section 7.02(g) are owned by the Company or its Affiliates solely (and not jointly) and are free and clear of any and all Liens, except those (x) Liens created in favor of Lender pursuant to the Transaction Documents to which the Company is a party and (y) Liens consisting of rights of any Third Party licensee of Intellectual Property or other assets covered under the Progenics Sublicense. The Royalty Interest and all of the rights being contributed to Borrower under the Contribution Agreement are free and clear of any and all Liens, except those Liens created in favor of Lender pursuant to the Loan Documents and the Liens referred to in subclause (y) of the preceding sentence.

(ii)     Before giving effect to the contribution of the License Agreement to the Borrower, the Company owns, and is entitled to be the sole recipient of, all payments in respect of the Royalty Interest. The Company or its Affiliates own, and are the sole holders of, and/or have and hold a valid, enforceable and subsisting license to, all Intellectual Property that is required to receive any payments in respect of the Royalty Interest from the Licensee pursuant to, and subject to the terms of the License Agreement. Before giving effect to the contribution of the License Agreement to the Borrower pursuant to the terms of the Contribution Agreement, the Company has not transferred, sold, or otherwise disposed of, or agreed to transfer, sell, or otherwise dispose of any portion of its respective rights to receive payments in respect of the Royalty Interest or other payments under the License Agreement .

(i)     There are no actions, proceedings or claims pending or against the Company or any of its Affiliates, or to the Knowledge of the Company, threatened which could reasonably be expected to have a Material Adverse Effect or which challenge the validity of any Transaction Document.

(j)     No Default, Event of Default or Prepayment Trigger has occurred and is continuing, and no such event will occur upon the making of the Loan.

(k)     (i)     With respect to each Material Contract (a) each such Contract is a valid and binding agreement and each such Contract is in full force and effect, and (b) the Company is in compliance with each such Material Contract and has no Knowledge of any default by the Company under any such Material Contract which could give rise to any termination right of the applicable Contract Party which default has not been cured or waived. Schedule 7.02(k) is a list of all Material Contracts to which the Company or its Affiliates are party.

(ii)     The License Agreement is in full force and effect and has not been waived, altered or modified in any respect, whether by consent or otherwise. The Licensee has not been released, in whole or in part, from any of its obligations under the License Agreement. The License Agreement has not been satisfied in full, discharged, canceled, terminated, subordinated or rescinded, in whole or in part. The License Agreement is the entire agreement among the parties thereto relating to the subject matter thereof.

(iii)     The Company has not received (A) any notice or other written or, to the Knowledge of the Company, oral communication of the Licensee’s intention to terminate the License Agreement in whole or in part, or (B) any notice or other written or, the Knowledge of the Company, oral communication requesting any amendment, supplement, alteration or modification to the License Agreement.

(iv)     To the Knowledge of the Company, nothing has occurred and no condition exists that would adversely impact the right of the Company to receive any payments payable under the License Agreement. Neither the Company nor, to the Knowledge of the Company, the Licensee, has taken any action or omitted to take any action that would adversely impact the right of the Lender to take a security interest in the License Agreement, the Royalty Interest or the Progenics Sublicense or of the Borrower to receive payment of the Royalty Interest as and when due under the License Agreement .

(v)     To the Knowledge of the Company, no payment required to be made under the terms of the License Agreement has been subject to any claim pursuant to any right of rescission, set-off, counterclaim, reduction or defense.

(vi)     The execution, delivery and performance of the License Agreement was and is within the corporate powers or other organizational power of the Company and its Affiliates and, to the Knowledge of the Company, the Licensee. The License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, the Company and its Affiliates and, to the Knowledge of the Company, the Licensee. There is no breach or default, or event which upon notice or the passage of time, or both, could give rise to any breach or default, in the performance of the License Agreement by the Company or its Affiliate or, to the Knowledge of the Company, the Licensee, that could reasonably be expected to have a Material Adverse Effect.

(vii)     Except as otherwise expressly provided under the License Agreement, the Licensee has no right of set-off, rescission, counterclaim, reduction, deduction or defense against the Royalty Interest or any other amounts payable to the Company thereunder and no event or circumstance that would under the License Agreement entitle the Licensee to effect any such set-off, rescission, counterclaim, reduction, deduction or defense has occurred.

(l)     All written information heretofore or herein supplied by or on behalf of the Company to the Lender is accurate and complete in all material respects. All written information heretofore or herein produced by any Third Party and supplied by or on behalf of the Company to the Lender is, to the Knowledge of the Company true, accurate and complete in all material respects. There is no fact or circumstance known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed in this Agreement or in such written information provided to the Lender. All representations and warranties made by the Company in any of the other Loan Documents to which it is party are true and correct in all material respects.

(m)     The Financial Statements of the Company (reported on and accompanied by an unqualified report from the Company’s independent auditor) are complete and accurate in all material respects, were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly in all material respects, in accordance with applicable requirements of GAAP, the consolidated financial position and the consolidated financial results of the operations of the Company and its Subsidiaries as of the dates and for the periods covered thereby and the consolidated statements of cash flows of the Company and its Subsidiaries for the periods presented therein. Since June 30, 2016, there has been no Material Adverse Effect. The Company and its Subsidiaries have no Indebtedness (or other Liabilities) other than (i) identified in the Financial Statements or (ii) incurred by the Company or its Subsidiaries in the ordinary course of business since June 30, 2016 or (c) otherwise listed and described on Schedule 7.02(m).

(n)     After giving effect to the contribution of assets to the Borrower under the Contribution Agreement on or before the Closing Date:

(i)     The aggregate value of the assets of the Company, at fair value and present fair salable value, exceeds (i) its Liabilities and (ii) the amount required to pay such Liabilities as they become absolute and matured in the normal course of business;

(ii)     The Company has the ability to pay its debts and Liabilities as they become absolute and matured in the normal course of business; and

(iii)     The Company does not have an unreasonably small amount of capital with which to conduct its business.

(o)     The Company’s Affiliates are identified on Schedule 7.02(o).

(p)     The Company’s principal place of business and chief executive office is set forth on Schedule 7.01(p).

(q)     (i) The Company is in compliance with all applicable Laws except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No prospective change in any applicable laws, rules, ordinances or regulations has been proposed or adopted which, when made effective, could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)     The Company possess all material certificates, authorizations and permits issued or required by the appropriate federal, state, local or foreign regulatory authorities, necessary to perform the Company’s obligations under the License Agreement (and the Borrower’s obligations thereunder on its behalf after giving effect to the contribution under the Contribution Agreement) and to conduct its business as presently conducted, including all such certificates, authorizations and permits required by the FDA or any other federal, state, local or foreign agencies or bodies engaged in the regulation of pharmaceuticals or biohazardous substances or materials except where the failure to possess such certificates, authorizations and permits, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company has not received any notice of proceedings relating to, and to the Knowledge of the Company there are no facts or circumstances that could reasonably be expected to lead to, the revocation, suspension, termination or modification of any such certificate, authorization or permit.

(iii)     To the Knowledge of the Company, there has been no indication that the FDA or any other Regulatory Agency has any material concerns with the Product or may not approve or may withdraw approval of the Product, nor has the Product, to the Knowledge of the Company, suffered any material adverse events in any clinical trial.

(r)     The Company is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

(s)     The Company has timely filed all tax returns required to be filed by it and has paid all taxes due reported on such returns or pursuant to any assessment received by the Company, except for failures to file tax returns or pay taxes that, individually, and in the aggregate, are not reasonably expected to result in a Material Adverse Effect. Any charges, accruals or reserves on the books of the Company in respect of taxes are adequate except for inadequacies that, individually, and in the aggregate, are not reasonably expected to result in a Material Adverse Effect. The Company has had no material liability for any taxes imposed on or with respect to its net income (except for state or local income or franchise taxes). The Company has fulfilled all its obligations with respect to withholding taxes except for failures that, individually, and in the aggregate, are not reasonably expected to result in a Material Adverse Effect.

(t)     Neither the Company nor any ERISA Affiliate has outstanding or expects to incur any material unsatisfied liability under Title IV or Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has any obligation to contribute to, nor within the past six years has sponsored, maintained, contributed to or had any obligations to contribute to, any Plan. Assuming that no assets of Lender are or are deemed to be Plan Assets, the consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. Neither the Company nor any of its Affiliates has any employee benefit plan (as defined in Section 3(3) of ERISA) whether or not subject to ERISA that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(u)     Neither the Company nor to the Knowledge of the Company any of its directors, officers, employees, Affiliates or agents, has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company, and, to the Knowledge of the Company, its Affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(v)     The Company maintains a system of accounting controls that is sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(w)     The Stock Pledge Agreement is effective to create in favor of the Lender, legal, valid and enforceable (subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or general equitable principles (regardless of whether enforcement is sought in equity or at law)) Liens on, and security interests in, the Capital Stock of Borrower, and, when (x) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7.02(w) and (y) upon the taking of possession or control by the Lender of the Capital Stock certificates (if certificated) with duly executed instruments of transfer in blank, the Liens created by the Stock Pledge Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Company in the Capital Stock of the Borrower, subject to no Liens other than Permitted Liens.

(x)     The Company owns, and is the sole holder of, and/or has and holds a subsisting license (which license is to the Company’s Knowledge valid and enforceable) to, all assets that are required to produce or receive any payments from any contract party or payor under and pursuant to, and subject to the terms of any Material Contract. The Company has not transferred, sold, or otherwise disposed of, or agreed to transfer, sell, or otherwise dispose of any portion of its respective rights to receive payments in respect of the Royalty Interest or any other amount owing or to become owing to it under the License Agreement, other than to Borrower. To the Knowledge of the Company, no Person other than the Company has any right to receive the payments payable under the License Agreement, other than, pursuant to and in accordance with the Loan Documents, the Borrower and the Lender.

(y)     The claims and rights of the Lender created by the Stock Pledge Agreement in and to the Capital Stock of Borrower and by the Security Agreement in the Collateral, will be senior to any Indebtedness or other obligation of the Company, with respect to such Collateral.

(z)     The Company has good title to, or valid leasehold interests in, all its tangible personal property material to its business, free and clear of all Liens (other than Permitted Liens). The tangible personal property of the Company (i) is in good operating order, condition and repair (ordinary wear and tear and casualty and condemnation excepted) and (ii) constitutes, together with the Intellectual Property covered by the Progenics Sublicense, all the property which is required for the business and operations of the Company in respect of the License Agreement as presently conducted.

(aa)     Schedule 7.02(aa) contains a true and complete list of each interest in real property (i) owned by the Company and its Affiliates (describing the type of interest therein held by the Company and its Affiliates); and (ii) leased, subleased or otherwise occupied or utilized by the Company and its Affiliates, as lessee, sublessee, franchisee or licensee (describing the type of interest therein held by the Company and its Affiliates) and, in each of the cases described in clauses (i) and (ii) of this clause (aa), whether any lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the transactions contemplated by the Loan Documents.

(bb)     Schedule 7.02(bb) sets forth a complete and accurate list of the Patents. For each Patent set forth on Schedule 7.02(bb) there is indicated: (i) the application number; (ii) the patent or registration number, if any; (iii) the country or other jurisdiction where the Patent was issued, registered, or filed; (iv) the scheduled expiration date of any issued Patent, including a notation if such scheduled expiration date includes a term extension or supplementary protection certificate; and (v) the registered owner thereof.

(cc)     Except as otherwise indicated on Schedule 7.02(bb), the Company or the indicated Affiliate is the sole and exclusive owner of the entire right, title and interest in each of the Patents listed on Schedule 7.02(bb) as being owned by the Company, and such Patents are not subject to any encumbrance, lien (other than any license thereof to the Licensee and Liens consisting of rights of any Third Party licensee of Intellectual Property or other assets covered under the Progenics Sublicense) or claim of ownership by any Third Party (other than co-ownership by the Third Parties indicated on Schedule 7.02(bb)), and to the Knowledge of the Company there are no facts that would preclude the Company or such Affiliate from having, subject to the rights of the co-owners indicated on Schedule 7.02(bb), unencumbered title to such Patents. Neither the Company nor such Affiliate has received any notice of any claim by any Third Party challenging the ownership of the rights to such Patents listed on Schedule 7.02(bb) as being owned by the Company.

(dd)     The Company or an Affiliate has a license to use each of the Patents listed on Schedule 7.02(bb) as being owned by a Third Party, which license is to the Knowledge of the Company valid. Except as indicated on Schedule 7.02(dd) there have not been, nor are there any pending or to the Knowledge of the Company threatened, disputes relating to the Company’s or such Affiliate’s right to use such Patents listed on Schedule 7.02(bb) as being owned by a Third Party. All Contracts relating to the Company’s or such Affiliate’s rights in such Patents have been provided to the Lender prior to the Closing Date.

(ee)     [RESERVED]

(ff)     To the Knowledge of the Company, each Person who has or has had any rights in or to the Patents, including each inventor named on the Patents, has executed a Contract assigning their entire right, title and interest in and to such Patents and the inventions embodied, described and/or claimed therein, to the owner thereof, and each such Contract has been duly recorded at the United States Patent and Trademark Office and each such Contract has been duly recorded at the United States Patent and Trademark Office.

(gg)     To the Knowledge of the Company, except as otherwise indicated on Schedule 7.02(bb), no issued Patent listed on Schedule 7.02(bb) has lapsed, expired or otherwise been terminated and no Patent applications listed on Schedule 7.02(bb) have lapsed, expired, been abandoned or otherwise been terminated, other than by operation of law, except for such issued Patents and Patent applications that are not relevant, in any material respect, to the Royalty Interest.

(hh)     To the Knowledge of the Company, there are no unpaid maintenance fees, annuities or other like payments with respect to the Patents, except for Patents that are not relevant, in any material respect, to the Royalty Interest.

(ii)     To the Knowledge of the Company, each of the Patents correctly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent was issued or is pending. To the Knowledge of the Company, there is not any Person who is or claims to be an inventor of any of the Patents who is not a named inventor thereof. Except as disclosed in the License Agreement, the Company has not received any notice from any Person who is or claims to be an inventor of any of the Patents who is not a named inventor thereof.

(jj)     To the Knowledge of the Company each of the Patents is valid, enforceable and subsisting. The Company has not received, and to the Company’s Knowledge the Licensee has not received, any opinion of counsel that any of the Patents is invalid or unenforceable. Except as set forth on Schedule 7.02(jj), the Company has not received any written (including, without limitation, by electronic means) notice of any claim by any Third Party challenging the validity or enforceability of any of the Patents.

(kk)     To the Knowledge of the Company, each individual associated with the filing and prosecution of the Patents has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Patent, in those jurisdictions where such duties exist.

(ll)     To the Knowledge of the Company there are no facts that would reasonably be expected result in a determination by a Governmental Authority that the Orange-Book Listed Patents have been improperly listed for the Products in the FDA’s so-called “Orange Book”, and there is at least one Valid Claim in each such Orange-Book Listed Patent.

(mm)     Except for information disclosed to the applicable Patent Office during prosecution of the Patents, to the Knowledge of the Company there are no patents, published patent applications, articles, abstracts or other prior art deemed material to patentability of any of the inventions claimed in such Patents, or that would otherwise reasonably be expected to materially adversely affect the validity or enforceability of any of the claims of such Patents.

(nn)     Except as disclosed on Schedule 7.02 (nn), there are no pending or to the Knowledge of the Company threatened proceedings before a Governmental Authority that could (i) impact the validity and/or enforceability of any of the claims of the Patents owned by the Company or any of its Affiliates or, to the Knowledge of the Company, any other Patents, or (ii) otherwise materially adversely impact whether any claim within the Patents owned by the Company or any of its Affiliates or, to the Knowledge of the Company, any other Patents, is a Valid Claim.

(oo)     Except as disclosed on Schedule 7.02(oo), to the Knowledge of the Company there is no pending, decided or settled Dispute, including without limitation any International Trade Commission investigations, and, to the Knowledge of the Company, no such Dispute been threatened, in each case challenging the legality, validity, enforceability, scope or ownership of any Patent, or adjudicating whether any Patent is or would be infringed by the Exploitation of the Product by a Third Party or which would give rise to a credit or right of set off against the Royalty Interest (or the right to receive the same).

(pp)     [RESERVED]

(qq)     To the Knowledge of the Company, none of the conception, development and reduction to practice of the inventions claimed in the Patents has constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.

(rr)     Neither the Company nor any Affiliate, and to the Company’s Knowledge no other Person, has filed any disclaimer, other than a terminal disclaimer, or made or permitted any other voluntary reduction in the scope of any Patent after the issuance thereof.

(ss)     To the Knowledge of the Company, neither the Company nor any of its Affiliates has undertaken or omitted to undertake any acts, and no circumstances or grounds exist, that would void, invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of any of the Patents in any material respect.

(tt)     To the Knowledge of the Company no Third Party Patent Right has been, or is, or will be, infringed by the Licensee’s Exploitation of the Product. Neither the Company nor any Affiliate has received, and to the Company’s Knowledge the Licensee has not received, any notice of any claim by any Third Party asserting that the Licensee’s Exploitation of the Product infringes such Third Party’s Patents Rights. Neither the Company nor any Affiliate has received, and to the Company’s Knowledge the Licensee has not received, any opinion of counsel regarding infringement or non-infringement of any Third Party Patent Rights by the Licensee’s Exploitation of the Product.

(uu)     To the Company’s Knowledge, there are no pending, published patent applications owned by any Third Party, which the Licensee does not have the right to use, which if issued, would limit or prohibit in any material respect the Licensee’s Exploitation of the Product.

(vv)     Except as set forth on Schedule 7.02(vv), to the Knowledge of the Company, there are no Disputes between the Licensee and a Third Party relating to the Licensee’s Exploitation of the Product. Neither the Company nor any Affiliate has received or given written (including, without limitation, by electronic means) notice of any such Dispute, and to the Company’s Knowledge, there exists no circumstances or grounds upon which any such claims could be asserted. To the Knowledge of the Company, the Patents are not subject to any outstanding injunction, judgment or other decree, ruling, charge settlement or other disposition of any Dispute.

(ww)     Except as set forth on Schedule 7.02(ww), to the Knowledge of the Company, no Third Party is infringing any of the issued Patents. Neither the Company nor any Affiliate has put any Third Party on notice of any of the issued Patents.

(xx)     [RESERVED]

(yy)     The Company has the insurance policies with the coverages and limits set forth on Schedule 7.02(yy), carried with the insurance companies also set forth therein, the Borrower is covered under such policies, and the Lender’s interest and status as an additional insured is covered thereby.

Section 7.03     Survival of Representations and Warranties. All representations and warranties by the Borrower, whether with respect to the Borrower, the Company, any respective Affiliate or any asset or property, contained in this Agreement shall survive the execution, delivery and acceptance thereof by the Parties and the closing of the transactions described in this Agreement.

Article VIII.
AFFIRMATIVE COVENANTS

Section 8.01     Maintenance of Existence. Borrower shall at all times (a) preserve, renew and maintain in full force and effect its legal existence (except as otherwise permitted pursuant to Section 9.02(a) hereof) and good standing as a limited liability company under the Laws of the jurisdiction of its organization; (b) not change its name or its chief executive office as set forth herein without having given Lender the notice thereof required under Section 8.15 ; and (c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.02     Use of Proceeds.

(a)     Borrower shall use the net proceeds of the Loan received by it to acquire assets from the Contributor pursuant to the Contribution Agreement and for general corporate purposes.

Section 8.03     Financial Statements and Information.

(a)     In the event that any such information need not to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, Borrower shall furnish to the Lender, on or before the forty-fifth day after the close of each quarter of each fiscal year, the unaudited consolidated balance sheet of the Company as at the close of such quarter and unaudited consolidated statement of operations and comprehensive loss and cash flows of the Company for such quarter, duly certified by the chief financial officer of the Company as having been prepared in accordance with GAAP. Concurrently with the delivery or filing of the documents described in the preceding sentence, Borrower shall furnish to the Lender a certificate of the chief financial officer of the Company, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default, Event of Default or Prepayment Trigger.

(b)     Borrower shall furnish to the Lender, on or before the 135th day after the close of each fiscal year, the Company’s audited financial statements as at the close of such fiscal year, including the consolidated balance sheet as at the end of such fiscal year and consolidated statement of operations and cash flows of the Company for such fiscal year, in each case accompanied by the report thereon of independent registered public accountant of nationally recognized standing reasonably satisfactory to the Lender. Concurrently with the delivery or filing of the documents described in the preceding sentence, Borrower shall furnish to the Lender a certificate of the chief financial officer of the Company, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default, Event of Default or Prepayment Trigger.

(c)     Borrower shall, promptly upon receipt thereof, forward or cause to be forwarded to the Lender copies of all Notices, reports, updates and other data or information (i) pertaining to the Royalty Interest and other Collateral, (ii) received from the Licensee or any Third Party which relate to events or circumstances that could reasonably be expected to have a Material Adverse Effect or (iii) received from any Person that relate to the Licensed Technology and that could reasonably be expected to have a Material Adverse Effect, or that the Lender reasonably requests.

(d)     Borrower shall furnish or cause to be furnished to the Lender from time to time such other information regarding the financial position, assets or business of Borrower or the Company or its compliance with any Loan Document to which it is a party or the business of Borrower or the Company as the Lender may from time to time reasonably request.

(e)     For each quarter ending after the Closing Date, Borrower shall, promptly following receipt thereof under Section 6.6(b) of the License Agreement, deliver or cause to be delivered to the Lender a true copy of the “Quarterly Activity Report” and the “Sublicense Revenue Report” (each as defined in Section 6.6(b) of the License Agreement) for such quarter, together with a certificate of a Senior Officer of Borrower, certifying that to the Knowledge of Borrower such Quarterly Activity Report is a true, correct and accurate copy of the Quarterly Activity Report as provided to the Borrower by the Licensee, and such additional information as is requested by the Lender, constituting in the aggregate the Quarterly Report hereunder. Following receipt of any such Quarterly Report, the Lender shall have the right to require a meeting in person or by phone with management of the Borrower and the Company to discuss matters related to the License Agreement. The Lender and the Borrower each shall be entitled to exercise the audit rights under Section 6.6(f) of the License Agreement (subject to all restrictions and limitations thereon contained in the License Agreement). The party exercising such rights shall pay the costs of the respective audit and shall be entitled to any reimbursement of the costs thereof by the Licensee as provided under Section 6(f)(ii) of the License Agreement. Any additional payments of the Royalty Interest due from the Licensee, together with interest thereon as provided under the License Agreement, shall be paid by the Licensee to the Blocked Account, and any refund due to the Licensee from any overpayment in respect of the Royalty Interest determined in any such audit shall be paid by the Borrower in accordance with the License Agreement. The Borrower and the Lender will each provide reasonable prior written notice of its intent to exercise such audit rights and will reasonably cooperate in the exercise of such audit rights in order to avoid unnecessary limitations on the timing, scope and conduct of such audits within the parameters specified in the License Agreement.

(f)     The Lender and its Representatives shall have the right, from time to time, not more than once per calendar year, during normal business hours and upon at least ten (10) Business Days’ prior written notice to Borrower (provided that, after the occurrence and during the continuance of a Default or Event of Default, Lender shall have the right, as often, at such times and with such prior notice, as Lender determines in its reasonable discretion), to visit the offices and properties of Borrower and the Company where books and records relating or pertaining to the Royalty Interest and the Collateral are kept and maintained, to inspect and make extracts from and copies of such books and records, to discuss, with officers of Borrower and the Company, the business, operations, properties and financial and other condition of Borrower and the Company, to discuss the License Agreement and to verify compliance with the provisions of the Loan Documents regarding receipt and application of the Royalty Interest.

(g)     [RESERVED]

(h)     [RESERVED]

(i)     All written information supplied by or on behalf of Borrower to the Lender pursuant to this Section 8.03 shall be accurate and complete in all material respects as of its date or the date so supplied, and, in the case of written information supplied pursuant to Sections 8.03(a) and 8.03(b), none of such information shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not materially misleading in light of the circumstances under which made, as of its date or the date filed by or on behalf of the Company with the SEC or if not so filed so delivered to the Lender. For the avoidance of doubt, the Borrower makes no representations or warranties regarding the accuracy or completeness of any information it receives from a Third Party that it is required to furnish to the Lender pursuant to this Section 8.03, unless to the actual Knowledge of the Borrower or the Company such information is inaccurate or incomplete, in which case the Borrower or the Company shall specify such inaccuracy or incompleteness.

Section 8.04     Books and Records. Borrower shall keep proper books, records and accounts in which entries in conformity with sound business practices and all requirements of Law applicable to it shall be made of all dealings and transactions in relation to its business, assets and activities and as shall permit the preparation of the consolidated financial statements of Borrower in accordance with GAAP.

Section 8.05     Maintenance of Insurance. Borrower shall maintain, or exercise its rights under the Contribution Agreement to cause the Company to maintain coverage under, insurance policies with the same or better coverages and limits as those set forth on Schedule 7.01(yy) with an Insurance Provider, and such insurance shall name the Lender as additional insured (in the case of liability insurance). Borrower shall furnish to the Lender from time to time upon written request full information as to the insurance carried.

Section 8.06     Governmental Authorizations. Borrower shall obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities that may be required for the validity or enforceability against Borrower of this Agreement and the other Transaction Documents to which it is a party.

Section 8.07     Compliance with Laws and Contracts.

(a)     Borrower shall comply with all applicable Laws and perform its obligations under all Material Contracts, if any, entered into after the Closing Date relative to the conduct of its business, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect. Borrower shall use commercially reasonable efforts to take all actions necessary to enforce its rights under each Material Contract, and perform all of its material obligations under each Material Contract.

(b)     Borrower shall at all times comply with the margin requirements set forth in Section 7 of the Exchange Act and any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

Section 8.08     Plan Assets. Borrower shall not take any action that causes its assets to be deemed to be Plan Assets at any time.

Section 8.09     Notices.

(a)     Borrower shall promptly give written Notice to the Lender of each Default, Event of Default or Prepayment Trigger and each other event that has or could reasonably be expected to have a Material Adverse Effect; provided that in any of the foregoing situations where Borrower knows a press release or other public disclosure is to be made, Borrower shall use all commercially reasonable efforts to provide such information to the Lender as early as possible but in no event later than simultaneously with such release or other public disclosure.

(b)     Borrower shall promptly give written Notice to the Lender upon receiving notice, or otherwise becoming aware, of any default or event of default under any Material Contracts.

(c)     Borrower shall, promptly after becoming aware thereof, give written Notice to the Lender of any litigation or proceedings to which Borrower is a party or which could reasonably be expected to have a Material Adverse Effect.

(d)     Borrower shall, promptly after becoming aware thereof, give written Notice to the Lender of any litigation or proceedings challenging the validity of the License Agreement, the Intellectual Property sublicensed under the Progenics Sublicense or otherwise required under the License Agreement, the Transaction Documents or any of the transactions contemplated therein.

(e)     Borrower shall, promptly after becoming aware thereof, give written Notice to the Lender of any representation or warranty made or deemed made by Borrower in any of the Transaction Documents or in any certificate delivered to the Lender pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made.

(f)     Borrower shall promptly give written Notice to the Lender of the occurrence of any Material Adverse Effect.

(g)     Borrower shall, promptly after becoming aware thereof, give written Notice to the Lender of the occurrence of (i) a manufacturing disruption which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the level of Net Sales of the Product or (ii) any other Material Adverse Effect on the Exploitation of the Product.

Section 8.10     Payment of Taxes. Borrower shall pay, directly or through its parent company, all material taxes of any kind imposed on or in respect of its income or assets before any penalty or interest accrues on the amount payable and before any Lien on any of its assets exists as a result of nonpayment except as provided in Section 9.03 hereof and except for taxes contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP.

Section 8.11     Waiver of Stay, Extension or Usury Laws. Notwithstanding any other provision of this Agreement or the other Transaction Documents, if at any time the rate of interest payable by any Person under the Transaction Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had applicable law not limited the interest rate so payable. In no event shall the total interest received by the Lender under this Agreement and the other Transaction Documents exceed the amount which such Lender could lawfully have received, had the interest due been calculated from the Closing Date at the Maximum Lawful Rate. Without limiting the foregoing, Borrower will not at any time, to the extent that it may lawfully not do so, insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or other law that would prohibit or forgive Borrower from paying all or any portion of the principal of or premium, if any, or interest on the Loan as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and, to the extent that it may lawfully do so, Borrower hereby expressly waives all benefit or advantage of any such law and expressly agrees that it will not hinder, delay or impede the execution of any power herein granted to the Lender, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 8.12     Intellectual Property.

(a)     Borrower shall, at its sole expense, exercise its rights under the Contribution Agreement to cause the Company to prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary to (i) prosecute and maintain the material Intellectual Property (including Patents therein) in accordance with the terms of the License Agreement to the extent that the Company has the right to prosecute and maintain such material Intellectual Property; and (ii) defend or assert such material Intellectual Property against commercially significant infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in any jurisdiction, in each case, in accordance with the terms of the License Agreement (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference) to the extent that the Company has the right to do so. Borrower shall keep the Lender informed of all of such actions and the Lender shall have the opportunity to participate and meaningfully consult with Borrower and the Company with respect to the direction thereof and Borrower and the Company shall consider all of the Lender’s comments in good faith. For clarity, this subsection (a) shall apply only to the extent of Borrower’s or any Affiliate’s rights (including rights to review and comment) to prosecute, maintain and/or enforce the Intellectual Property.

(b)     The Borrower shall not, and shall not permit or suffer the Company or any of its Affiliates to, consent to any judgment or settlement in any action, suit or proceeding referred to in Section 7.3(b) of the License Agreement, without the prior written consent of the Lender, which consent shall not be withheld, delayed or conditioned by Lender if doing so would result in Borrower breaching its obligation to not unreasonably withhold, delay or condition its consent under Section 7.3(b) of the License Agreement.

(c)     Borrower shall cause the Company to use commercially reasonable efforts to prosecute all pending Patent applications within the Intellectual Property for which the Company or its Affiliates has rights to prosecute such Patents consistent with standards in the pharmaceutical industry (as applicable) for similarly situated entities.

(d)     Borrower and the Company and its Affiliates shall:

(i)	take reasonable measures to protect the proprietary nature of material Intellectual Property and to maintain in confidence all trade secrets and confidential information compromising a part thereof;

(ii)

not disclose and use commercially reasonable efforts to prevent any distribution or disclosure by others (including their employees and contractors) of any item that contains or embodies material, non-public Intellectual Property; and

(iii)	take reasonable physical and electronic security measures to prevent disclosure of any item that contains or embodies material, non-public Intellectual Property.

(e)     Borrower shall cause the Company to use commercially reasonable efforts to cause each individual associated with the filing and prosecution of the Patents material to the conduct of the business of Borrower to comply in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Patent, in those jurisdictions where such duties exist, in each case to the extent that Borrower and/or the Company has the right to file and prosecute such Patents.

(f)     Borrower shall furnish the Lender from time to time upon Lender’s reasonable written request therefor reasonably detailed statements and schedules further identifying and describing the Intellectual Property and such other materials evidencing or reports pertaining to any Intellectual Property as the Lender may reasonably request.

Section 8.13     Security Documents; Further Assurances. The Borrower shall promptly, upon the reasonable request of the Lender, at the Borrower’s expense, (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Loan Documents or otherwise deemed by the Lender reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Loan Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith; (b) deliver or cause to be delivered to the Lender from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Lender and the Lender shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Loan Documents; and (c) upon the exercise by the Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Lender may require. In addition, Borrower shall promptly, at its sole cost and expense, execute and deliver to the Lender such further instruments and documents, and take such further action, as the Lender may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Transaction Documents to which it is a party and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Lender hereby and thereby.

Section 8.14     Information Regarding Collateral.

Borrower shall not effect any change (i) in its legal name, (ii) in the location of its chief executive office, (iii) in its identity or organizational structure, (iv) in its Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Lender not less than 10 days’ prior written notice (in the form of an certificate of a duly authorized officer of Borrower), or such lesser notice period agreed to by the Lender, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Lender may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Lender to maintain the perfection and priority of the security interest of the Lender in the Collateral, if applicable. Borrower agrees to provide promptly the Lender with certified Borrower Party Documents reflecting any of the changes described in the preceding sentence. Borrower also agrees to notify promptly the Lender of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which any portion of Collateral is located (including the establishment of any such new office or facility), other than (a) changes in location to a mortgaged property, (b) Collateral which is in-transit or in the possession of employees, and (c) Collateral which is out for repair or processing.

Section 8.15     Additional Collateral; New License Arrangement(a)     .

(a)     With respect to any property acquired after the Closing Date by Borrower that is not already subject to the Lien created by any of the Loan Documents or specifically excluded from the requirement to be subject to such Lien in the Loan Documents, Borrower shall promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Lender such amendments or supplements to the relevant Loan Documents or such other documents as the Lender shall deem necessary or advisable to grant for its benefit, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Lender. Borrower shall otherwise take such actions and execute and/or deliver to the Lender such documents as the Lender shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Agreement on such after-acquired properties. Notwithstanding any other provision in any Loan Document, Borrower shall not be required to take any actions outside of the United States to perfect any Lien or security interest in any assets which are located outside of the United States of America.

(b)     Without limiting any other rights or remedies Lender may have under this Agreement, the Security Agreement or the Stock Pledge Agreement, if (i) Licensee terminates or provides written notice of termination of the License Agreement or the License Agreement terminates as to Licensee by operation of law or (ii) Borrower terminates theLicense Agreement in violation of its covenants herein or the License Agreement terminates as to Borrower by operation of law, then Borrower, in consultation with Lender, or Lender (in the case of a termination under preceding subclause (ii) or in the event that Borrower fails to so consult with Lender), in each case at Lender’s option and at all times in consultation with Lender and subject to the further requirements of this Section 8.15(b), shall identify and use commercially reasonable efforts (as if Borrower owned all Intellectual Property covered by the Progenics Sublicense) to consummate a licensing opportunity with a Third Party that has rights (from, by or through Licensee or any successor or assignee thereof) to develop, produce or sell the Product, covering the Intellectual Property that had been licensed to Licensee, for such Third Party’s use of the Intellectual Property in the development, production and sale of Product. Borrower shall cooperate with Lender, at Borrower’s cost and expense, including Borrower’s attorneys’ fees, if any, in connection therewith, in such efforts to identify and consummate such licensing opportunity, which license shall (i) become effective not earlier than the effective date of such termination, (ii) expire not earlier than the Maturity Date and (iii) include terms, conditions and limitations that are not materially less favorable to Borrower or Lender (other than economic terms, which shall be no less favorable to Borrower or Lender), than those contained in the License Agreement, including with respect to obligations and costs imposed on Borrower, disclaimers of Borrower’s liability, intellectual property ownership and control and indemnification of Borrower (any such license, a “New Arrangement”). If Borrower (in consultation with Lender) is the party pursuing such New Arrangement, Borrower and Lender shall mutually agree on the Third Party with which to enter into such New Arrangement; provided, however, that Lender will be deemed to have agreed to Borrower’s selection of any Approved Licensee as the licensee under any such New Arrangement. Should such New Arrangement be identified and meet the preceding requirements, and represent a commercially reasonable course of action in the good faith judgment of Borrower, Borrower agrees to duly execute and deliver a new license agreement effecting such New Arrangement that satisfies the foregoing requirements promptly upon the written request of Lender and such New Arrangement shall be substituted hereunder for the License Agreement to the satisfaction of Lender.

Article IX.
NEGATIVE COVENANTS

Section 9.01     Activities of Borrower. (a)     Borrower shall not amend, modify, waive or terminate (other than expiration in accordance with its terms) any provision of, or permit or agree to the amendment, modification, waiver or termination (other than expiration in accordance with its terms) of any provision of, any of the Transaction Documents or any Material Contract without the prior written consent of the Lender, such consent not to be unreasonably withheld or delayed. Borrower shall not establish or acquire any Subsidiaries.

(b)     Borrower shall not:

(i)     fail to hold itself out to the public and all other persons as a legal entity separate from the owners of its Capital Stock and from any other person;

(ii)     commingle its assets with assets of any other Person except in connection with, and for the limited purposes of, operation of the Blocked Account;

(iii)     fail to conduct its business only in its own name, nor fail to comply with all organizational formalities necessary to maintain its separate existence;

(iv)     fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other person nor have its assets listed on any financial statement of any other person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates in conformity with applicable provisions of GAAP (provided that such assets shall also be listed on Borrower’s own separate balance sheet);

(v)     fail to pay its own liabilities and expenses only out of its own funds;

(vi)     enter into any transaction with an Affiliate except transactions that are at prices and on terms and conditions that could be obtained on an arm’s-length basis from unrelated Third Parties;

(vii)     issue any securities of any kind except as contemplated by this Agreement and the other Transaction Documents;

(viii)     fail to correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;

(ix)     fail to maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require the holders of its Capital Stock to make additional capital contributions to Borrower;

(x)     fail to cause the representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower;

(xi)     make any payment or distribution of assets with respect to any obligation of any other person;

(xii)     engage in any business activity other than the License Agreement, any New Arrangement that is implemented hereunder and the borrowing, payment and repayment of amounts provided for hereunder and under the other Loan Documents; or

(xiii)     fail to file any tax returns and pay any taxes as may be required under Law (except for taxes contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP).

Section 9.02     Merger; Sale of Assets.

(a)     Borrower shall not merge or consolidate with or into (whether or not Borrower is the Surviving Person) any other Person and Borrower will not sell, convey, assign, transfer, lease, sublease, license, sublicense or otherwise dispose of all or substantially all of Borrower’s assets to any Person in a single transaction or series of related transactions; provided that nothing in this Section 9.02(a) shall prohibit a Change of Control so long as Borrower complies with Section 3.02 in connection therewith.

(b)     Borrower shall not sell, assign, convey, transfer, lease, sublease, license, sublicense or otherwise dispose of (including by way of merger or consolidation) any right, title or interest in or to, the License Agreement or the Royalty Interest, other than to Lender pursuant to the Loan Documents, or pursuant to a Change of Control so long as Borrower complies with Section 3.02 in connection therewith.

Section 9.03     Liens. Borrower shall not create or suffer to exist any Lien on or with respect to Collateral, except for Permitted Liens.

Section 9.04     Investment Company Act. Neither Borrower nor any of its Subsidiaries shall be or become an investment company subject to registration under the Investment Company Act of 1940.

Section 9.05     Limitation on Additional Indebtedness. Borrower shall not, directly or indirectly, incur or suffer to exist any Indebtedness; provided that Borrower may incur:

(a)     Indebtedness under this Agreement;

(b)     Indebtedness representing obligations for the payment of money (and not contingent obligations) incurred in the ordinary course of business for goods or services rendered, unsecured, not overdue and not exceeding $5,000 in the aggregate at any time; or

(c)     Indebtedness secured by Liens of any of the types described under clauses (b) or (c) of the definition of Permitted Liens, but only to the extent of the Indebtedness related thereto.

Section 9.06     Limitation on Transactions with Controlled Affiliates. Borrower shall not, directly or indirectly, enter into any transaction or series of related transactions or participate in any arrangement (including any purchase, sale, lease or exchange of assets or the rendering of any service) with any Controlled Affiliate other than the Transaction Documents or in the ordinary course of business of Borrower upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm’s-length transaction with a non-Controlled Affiliate.

Section 9.07     ERISA.

(a)     The Borrower shall not sponsor, maintain or contribute to, or agree to sponsor, maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) whether or not subject to ERISA, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     The Borrower shall not engage in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or in any transaction that, assuming that no assets of Lender are or are deemed to be Plan Assets, would cause any obligation or action taken or to be taken hereunder (or the exercise by the Lender of any of its rights under the Notes, this Agreement or the other Loan Documents) to be a non-exempt prohibited transaction under such provisions.

(c)     Borrower shall not incur any liability with respect to any obligation to provide medical benefits with respect to any person beyond their retirement or other termination of service, other than coverage mandated by law, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.08     Dividends and Distributions. Borrower will not, directly or indirectly, make any dividends or other distributions to holders of Capital Stock (i) except as permitted under the Borrower Party Documents and the Stock Pledge Agreement or (ii) while an Event of Default or Prepayment Trigger has occurred and is continuing.

Article X.
EVENTS OF DEFAULT

Section 10.01     Events of Default. If one or more of Events of Default occurs and is continuing, the Lender shall be entitled to the remedies set forth in Section 11.02.

Section 10.02     Default Remedies. If any Event of Default shall occur and be continuing, the Lender may, by Notice to Borrower, (a) exercise all rights and remedies available to the Lender hereunder and under the Security Agreement and applicable law, including enforcement of the security interests created thereby, (b) declare the Loan, all interest thereon and all other Obligations to be immediately due and payable, whereupon all such amounts shall become immediately due and payable, all without diligence, presentment, demand of payment, protest or further notice of any kind, which are expressly waived by Borrower and (c) declare the obligations of the Lender hereunder to be terminated, whereupon such obligations shall terminate; provided, however, that if any event of any kind referred to in clause (i) of the definition of “Event of Default” herein occurs, the obligations of the Lender hereunder shall immediately terminate, all amounts payable hereunder by Borrower shall become immediately due and payable and the Lender shall be entitled to exercise rights and remedies under the Security Agreement and applicable law without diligence, presentment, demand of payment, protest or notice of any kind, all of which are hereby expressly waived by Borrower. Each Notice delivered pursuant to this Section 10.02 shall be effective when sent. In addition, the Lender shall have all rights available to it under the Stock Pledge Agreement which it may exercise as it determines in its sole discretion and any such exercise shall not constitute an election of remedies.

Section 10.03     Right of Set-off; Sharing of Set-off.

(a)     If any amount payable hereunder is not paid as and when due, Borrower irrevocably authorizes the Lender (i) to proceed, to the fullest extent permitted by applicable Law, without prior notice, by right of set-off, bankers’ lien, counterclaim or otherwise, against any assets of Borrower in any currency that may at any time be in the possession of the Lender or any Affiliate of Lender, to the full extent of all amounts payable to the Lender hereunder or (ii) to charge to Borrower’s account with Lender or any Affiliate of the Lender the full extent of all amounts payable by Borrower to the Lender hereunder; provided, however, that the Lender shall notify Borrower of the exercise of such right promptly following such exercise.

(b)     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Loan or other obligations owed to such Lender resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loan and accrued interest thereon or other obligations owed to such Lender greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the other Lenders of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that the provisions of this Section 11.03(b) shall (x) not be construed to apply to (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in the Loan to any assignee and (y) only be applicable if there is more than one Lender.

Section 10.04     Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by Law.

Article XI.
INDEMNIFICATION

Section 11.01     Funding Losses. If Borrower fails to borrow the Initial Tranche Loan on the Initial Funding Date or the Subsequent Tranche Loan on the Subsequent Funding Date, as the case may be, after the applicable Notice of Borrowing has been given to the Lender in accordance herewith and the conditions set forth in Section 6.01 or 6.02, as the case may be, have been satisfied or waived, Borrower shall reimburse the Lender within three Business Days after demand for any resulting loss or expense incurred by the Lender including any loss incurred in obtaining, liquidating or redeploying deposits or other funding from third parties; provided that the Lender shall have delivered to Borrower a certificate as to the amount of such loss or expense.

Section 11.02     Other Losses.

(a)     Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Indemnitee from and against any and all Indemnified Liabilities, in all cases, arising, in whole or in part, out of or relating to any claim, notice, suit or proceeding commenced or threatened in writing (including, without limitation, by electronic means) by any Person (including any Governmental Authority) other than Borrower or any of Lender’s Affiliates; provided Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.02 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 11.02 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)     To the extent permitted by applicable law, no Party shall assert, and each Party hereby waives, any claim against each other Party and such Party’s Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.03     Assumption of Defense; Settlements. If the Lender is entitled to indemnification under this Article XI with respect to any action or proceeding brought by a third party that is also brought against Borrower, Borrower shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Lender. Upon assumption by Borrower of the defense of any such action or proceeding, Lender shall have the right to participate in such action or proceeding and to retain its own counsel but Borrower shall not be liable for any legal expenses of other counsel subsequently incurred by the Lender in connection with the defense thereof unless (i) Borrower has otherwise agreed to pay such fees and expenses, (ii) Borrower shall have failed to employ counsel reasonably satisfactory to the Lender in a timely manner or (iii) the Lender shall have been advised by counsel that there are actual or potential conflicting interests between Borrower and the Lender, including situations in which there are one or more legal defenses available to the Lender that are different from or additional to those available to Borrower; provided, however, that Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Lender, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. Borrower shall not consent to the terms of any compromise or settlement of any action defended by Borrower in accordance with the foregoing without the prior written consent of the Lender unless such compromise or settlement (x) includes an unconditional release of the Lender from all liability arising out of such action and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Lender. Borrower shall not be required to indemnify the Lender for any amount paid or payable by the Lender in the settlement of any action, proceeding or investigation without the written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed.

Article XII.
MISCELLANEOUS

Section 12.01     Assignments.

(a)     Borrower shall not be permitted to assign this Agreement without the prior written consent of the Lender (in the event such assignment is to be to an Affiliate of the Borrower, such consent not to be unreasonably withheld) and any purported assignment in violation of this Section 13.01 shall be null and void.

(b)     Lender may at any time assign its rights and obligations hereunder, in whole or in part, to an Assignee and Lender may at any time pledge its rights and obligations hereunder to an Assignee.

(c)     The parties to each assignment shall execute and deliver to Borrower an Assignment and Acceptance. Upon the effectiveness of a permitted assignment hereunder, (i) each reference in this Agreement to “Lender” shall be deemed to be a reference to the assignor and the assignee to the extent of their respective interests, (ii) such assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender and (iii) the assignor shall be released from its obligations hereunder to a corresponding extent of the assignment, and no further consent or action by any party shall be required.

(d)     In the event there are multiple Lenders, all payments of principal, interest, fees and any other amounts payable pursuant to the Loan Documents shall be allocated on a pro rata basis among the Lenders according to their proportionate interests in the Loan.

(e)     Borrower and the Lender shall, from time to time at the request of the other party hereto, execute and deliver any documents that are necessary to give full force and effect to an assignment permitted hereunder, including a new Note in exchange for the Note held by the Lender.

Section 12.02     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 12.03     Notices. All Notices authorized or required to be given pursuant to this Agreement shall be given in writing and either personally delivered to the Party to whom it is given or delivered by an established delivery service by which receipts are given or mailed by registered or certified mail, postage prepaid, or sent by electronic mail with a copy sent on the following Business Day by one of the other methods of giving notice described herein, addressed to the Party at its address listed below:

(a)           If to Borrower:

MNTX Royalties Sub LLC
One World Trade Center
47th floor Suite J
New York, New York 10007
Attention: Patrick Fabbio
E-mail: pfabbio@progenics.com

with a copy (which shall not constitute notice) to:

Progenics Pharmaceuticals, Inc.
One World Trade Center
47th floor Suite J
New York, New York 10007
Attention: Patrick Fabbio
E-mail: pfabbio@progenics.com

in each case with a copy (which shall not constitute notice) to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention: Kristopher Brown
E-mail: kristopher.brown@dechert.com

(b)           If to the Lender:

HealthCare Royalty Partners III, L.P.
300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: Clarke B. Futch
                   Founding Managing Partner
Email: Clarke.Futch@hcroyalty.com

with a copy (which shall not constitute notice) to:

HealthCare Royalty Partners III, L.P.
300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: Chief Legal Officer
Email: royalty-legal@hcroyalty.com

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attn: Ira J. Schacter
E-mail: ira.schacter@cwt.com

Any Party may change its address for the receipt of Notices at any time by giving Notice thereof to the other Party. Except as otherwise provided herein, any Notice authorized or required to be given by this Agreement shall be effective when received.

Section 12.04     Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements (including the Confidentiality Agreement), understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.

Section 12.05     Modification. No Transaction Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing executed by Borrower and the Lender or, in the case of any other Transaction Document, by an agreement or agreements in writing entered into by the parties thereto with the prior written consent of the Lender.

Section 12.06     No Delay; Waivers; etc. No delay on the part of the Lender in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. The Lender shall not be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by the Lender.

Section 12.07     Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.08     Determinations. Each determination or calculation by the Lender hereunder shall, in the absence of manifest error, be conclusive and binding on the Parties.

Section 12.09     Replacement of Note. Upon the loss, theft, destruction, or mutilation of any Note and (a) in the case of loss, theft or destruction, upon receipt by Borrower of indemnity or security reasonably satisfactory to it (except that if the holder of such Note is the Lender or any other financial institution of recognized responsibility, the holder’s own agreement of indemnity shall be deemed to be satisfactory) or (b) in the case of mutilation, upon surrender to Borrower of any mutilated Note, Borrower shall execute and deliver in lieu thereof a new Note, dated the Closing Date, in the same principal amount.

Section 12.10     Governing Law. THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT GIVING EFFECT TO LAWS CONCERNING CONFLICT OF LAWS OR CHOICE OF FORUM THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 12.11     Jurisdiction. Each of Borrower and the Lender irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States sitting in the State of New York, and of the courts of its own corporate domicile with respect to any and all Proceedings. Each of Borrower and the Lender irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any Proceeding and any claim that any Proceeding has been brought in an inconvenient forum. Any process or summons for purposes of any Proceeding may be served on Borrower by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for Notices hereunder.

Section 12.12     Waiver of Jury Trial. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to any Transaction Document or the transactions contemplated under any Transaction Document (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

Section 12.13     Waiver of Immunity. To the extent that Borrower has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or any of its property, Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder and under the Notes to the fullest extent permitted by law.

Section 12.14     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Section 12.15     Limitation on Rights of Others. Except for the Indemnitees referred to in Section 11.02, no Person other than a Party shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

Section 12.16     Survival. The obligations of Borrower contained in Sections 4.05, 4.06, 4.07, Article V, Article XI and this Section 12.16 shall survive the repayment of the Loans and the cancellation of the Note and the termination of the other obligations of Borrower hereunder.

Section 12.17     Confidentiality.

(a)     Except as expressly authorized in this Agreement or the other Loan Documents or except with the prior written consent of the Disclosing Party, the Receiving Party hereby agrees that (i) it will use the Confidential Information of the Disclosing Party solely for the purpose of the transactions contemplated by this Agreement and the other Loan Documents and exercising its rights and remedies and performing its obligations hereunder and thereunder; (ii) it will keep confidential the Confidential Information of the Disclosing Party; and (iii) it will not furnish or disclose to any Person any Confidential Information of the Disclosing Party.

(b)     Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, the Receiving Party may, without the consent of the Disclosing Party, but with prior written notice when permissible to the Disclosing Party, furnish or disclose Confidential Information of the Disclosing Party to (i) the Receiving Party’s Affiliates and their respective Representatives, actual or potential financing sources, actual or potential investors or actual or potential co-investors and actual or potential permitted assignees, actual or potential purchasers, actual or potential transferees or actual or potential successors-in-interest under Section 12.01, in each such case, who need to know such information in order to provide or evaluate the provision of financing to the Receiving Party or any of its Affiliates or to assist the Receiving Party in evaluating the transactions contemplated by this Agreement and the other Loan Documents or in exercising its rights and remedies and performing its obligations hereunder and thereunder and who are, prior to such furnishing or disclosure, informed of the confidentiality and non-use obligations contained in this Section 12.17 and who are bound by written or professional confidentiality and non-use obligations no less stringent than those contained in this Section 12.17; and (ii) permitted assignees, purchasers, transferees or successors-in-interest under Section 12.01, in each such case, who need to know such information in connection with such actual or potential assignment, sale or transfer, including, following any such assignment, sale or transfer, in order to exercise their rights and remedies and perform their obligations under this Agreement and the other Loan Documents and who are, prior to such furnishing or disclosure, informed of the confidentiality and non-use obligations contained in this Section 12.17 and who are bound by written or professional confidentiality and non-use obligations no less stringent than those contained in this Section 12.17.

(c)     In the event that the Receiving Party, its Affiliates or any of their respective Representatives is required by applicable Law, applicable stock exchange requirements or legal or judicial process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to furnish or disclose any portion of the Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent legally permitted, provide the Disclosing Party, as promptly as practicable, with written notice of the existence of, and terms and circumstances relating to, such requirement, so that the Disclosing Party may seek, at its expense, a protective order or other appropriate remedy (and, if the Disclosing Party seeks such an order, the Receiving Party, such Affiliates or such Representatives, as the case may be, shall provide, at their expense, such cooperation as such Disclosing Party shall reasonably require). Subject to the foregoing, the Receiving Party, such Affiliates or such Representatives, as the case may be, may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that is legally required to be disclosed; provided, however, that the Receiving Party, such Affiliates or such Representatives, as the case may be, shall exercise reasonable efforts (at their expense) to preserve the confidentiality of the Confidential Information of the Disclosing Party, including by obtaining reliable assurance that confidential treatment will be accorded any such Confidential Information disclosed. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, in the event that the Receiving Party or any of its Affiliates receives a request from an authorized representative of a U.S. or foreign tax authority for a copy of this Agreement or any of the other Loan Documents, the Receiving Party or such Affiliate, as the case may be, may provide a copy hereof or thereof to such tax authority representative without advance notice to, or the consent of, the Disclosing Party; provided, however, that the Receiving Party shall, to the extent legally permitted, provide the Disclosing Party with written notice of such disclosure as soon as practicable.

(d)     Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the Receiving Party may disclose the Confidential Information of the Disclosing Party, including this Agreement, the other Loan Documents and the terms and conditions hereof and thereof, to the extent necessary in connection with the enforcement of its rights and remedies hereunder or thereunder or as required to perfect the Receiving Party’s rights hereunder or thereunder.

(e)     Neither Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document, except if and to the extent that any such release or disclosure is required by applicable Law, by the rules and regulations of any applicable stock exchange or by any Governmental Authority of competent jurisdiction, in which case, the Party proposing (or whose Affiliate proposes) to issue such press release or make such public disclosure shall use commercially reasonable efforts to consult in good faith with the other Party regarding the form and content thereof before issuing such press release or making such public announcement.

Except with respect to the Lender’s internal communications or private communications with its Representatives, the Lender shall not, and shall cause its Representatives, its Affiliates and its Affiliates’ Representatives not to make use of the name, nickname, trademark, logo, service mark, trade dress or other name, term, mark or symbol identifying or associated with Borrower without Borrower’s prior written consent to the specific use in question, provided that the consent of Borrower shall not be required with respect to publication of Borrower’s name and logos in the Lender’s promotional materials, including without limitation the websites for the Lender and its Affiliates consistent with its use of other similarly situated Third Parties’ names and logos.

(f)     Each of Borrower and Lender hereby (i) agree that, notwithstanding the terms thereof, the Confidentiality Agreement is hereby terminated and (ii) acknowledge that this Agreement shall supersede such Confidentiality Agreement with respect to the treatment of Confidential Information by the Parties (including, without limitation, with regard to Confidential Information previously provided pursuant to such Confidentiality Agreement).

Section 12.18     Patriot Act Notification. Lender hereby notifies Borrower that, consistent with the Patriot Act, regulations promulgated thereunder and under other applicable Law, the Lender’s procedures and customer due diligence standards require it to obtain, verify and record information that identifies Borrower, including among other things name, address, information regarding Persons with authority or control over Borrower, and other information regarding Borrower, its operations and transactions with the Lender. Borrower agrees to provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with its procedures, the Patriot Act and any other applicable Laws.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

HEALTHCARE ROYALTY PARTNERS III, L.P.,
as Lender

By:	HealthCare Royalty GP III, LLC,
its general partner

By:	/s/ Clarke B. Futch
Name: Clark B. Futch
Title: Founding Managing Director

MNTX ROYALTIES SUB LLC, as Borrower

By:	Mark R. Baker
Name: Mark R. Baker
Title: President

EXHIBIT A

Form of

NOTICE OF PREPAYMENT

Date: [●], 20[●]

HealthCare Royalty Partners III, L.P.

300 Atlantic Street, Suite 600

Stamford, CT 06901

Attention: Clarke B. Futch

                   Founding Managing Partner

Email: Clarke.Futch@hcroyalty.com

Dear Sirs:

MNTX Royalties Sub LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 3.02(h) of the Loan Agreement, dated as of November 4, 2016, between the Borrower and HealthCare Royalty Partners III, L.P. (the “Lender”) does hereby give the Lender notice that on [●], 20[●] (the “Prepayment Date”), the Borrower shall prepay all amounts outstanding with respect to the Loans under the Loan Agreement, in cash, including all accrued but unpaid interest and any premium payable under the Loan Agreement, pursuant to [Section 3.02(a)] [Section 3.02(e)] [Section 3.02(f)] of the Loan Agreement. The amount to be prepaid, and all other amounts payable in connection therewith under Section 3.02 of the Loan Agreement, is calculated and determined as set forth in detail on Exhibit A hereto.

Pursuant to Section 4.02(f) of the Loan Agreement, the Borrower shall make the prepayment notified above by [wire transfer] [Automated Clearing House transfer] to the Lender Concentration Account.

This Notice of Prepayment is irrevocable.

MNTX ROYALTIES SUB LLC

By:___________________________

Name:

Title:

CC:

HealthCare Royalty Partners III, L.P.
300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: Chief Legal Officer
Email: royalty-legal@hcroyalty.com

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attn: Ira J. Schacter
E-mail: ira.schacter@cwt.com

EXHIBIT A
TO
NOTICE OF PREPAYMENT

EXHIBIT B

FORM OF SECURITY AGREEMENT

EXHIBIT C-1

FORM OF INITIAL TRANCHE NOTE

EXHIBIT C-2

FORM OF SUBSEQUENT TRANCHE NOTE

EXHIBIT D-1

FORM OF

NOTICE OF INITIAL TRANCHE BORROWING

Date: November 4, 2016

HealthCare Royalty Partners III, L.P.

300 Atlantic Street, Suite 600

Stamford, CT 06901

Attention: Clarke B. Futch

                   Founding Managing Partner

Email: Clarke.Futch@hcroyalty.com

Dear Sirs:

MNTX Royalties Sub LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.02(a) of the Loan Agreement, dated as of November 4, 2016, between the Borrower and HealthCare Royalty Partners III, L.P. (the “Lender”) does hereby give the Lender notice that on November 4, 2016 the Borrower will borrow the amount of $50,000,000.00 under and pursuant to the Loan Agreement and the other Loan Documents.

MNTX ROYALTIES SUB LLC

By:___________________________

Name:

Title:

CC:

HealthCare Royalty Partners III, L.P.
300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: Chief Legal Officer
Email: royalty-legal@hcroyalty.com

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attn: Ira J. Schacter
E-mail: ira.schacter@cwt.com

EXHIBIT D-2

FORM OF

NOTICE OF SUBSEQUENT TRANCHE BORROWING

Date: [●], 201[●]

HealthCare Royalty Partners III, L.P.

300 Atlantic Street, Suite 600

Stamford, CT 06901

Attention: Clarke B. Futch

                   Founding Managing Partner

Email: Clarke.Futch@hcroyalty.com

Dear Sirs:

MNTX Royalties Sub LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.02(b) of the Loan Agreement, dated as of October [●], 2016, between the Borrower and HealthCare Royalty Partners III, L.P. (the “Lender”) does hereby give the Lender notice that the Borrower requests to borrow the amount of $[●] on [●], 201[●] under and pursuant to the Loan Agreement and the other Loan Documents.

MNTX ROYALTIES SUB LLC

By:___________________________

Name:

Title:

CC:

HealthCare Royalty Partners III, L.P.
300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: Chief Legal Officer
Email: royalty-legal@hcroyalty.com

EXHIBIT E

BORROWER CORPORATE COUNSEL LEGAL OPINION

EXHIBIT F

ORANGE-BOOK LISTED PATENTS

EXHIBIT G

FORM OF

CONTRIBUTION AGREEMENT

EXHIBIT H

FORM OF

STOCK PLEDGE AGREEMENT

EXHIBIT I

FORM OF

PROGENICS LIMITED RECOURSE GUARANTY

EXHIBIT J

FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to that certain Loan Agreement, dated as of November 4, 2016 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") between HealthCare Royalty Partners III, L.P., a Delaware limited partnership (“Lender”) and MNTX Royalties Sub LLC, a Delaware limited liability company (“Borrower”), and the Notes and other Loan Documents related thereto. Terms defined in the Loan Agreement and not otherwise defined herein are used herein with the same meaning.

The Assignor and the Assignee referred to on Schedule 1 attached hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases from the Assignor, [all] [a [●] percent] interest in the Assignor's rights and obligations under the Loan Agreement and the other Loan Documents, and Assignee hereby accepts such assignment and assumes [all] [such proportion] of the Assignor's obligations thereunder, in each case, to the extent first arising on or after the date hereof. After giving effect to such sale and assignment, the amount of the Loans owing to the Assignee will be as set forth on Schedule 1 attached hereto.

2. The Assignor (i) represents and warrants that it is the sole legal and beneficial owner of the entire Loan that is the subject of the assignment hereunder; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (iv) requests that the Borrower record in the Register the assignment of such Note or Notes in an amount equal to the principal amount of the Loan assigned to the Assignee pursuant hereto, as specified on Schedule 1 attached hereto, and if requested by the Assignor, the Borrower shall issue to the Assignee a new Note or Notes representing the principal amount of the Loan assigned to the Assignee and return a new Note or Notes representing the principal amount of the Loan retained by the Assignor, if any, upon which issuances the Note or Notes attached hereto shall be cancelled.

3. The Assignee (i) confirms that it has received a copy of the Loan Agreement, the Note or Notes and the other Loan Documents, together with such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon Lender or the Assignor based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement or the Note or Notes and the other Loan Documents; and (iii) agrees that it will perform in accordance with their terms all of the obligations first arising on or after the date hereof that by the terms of the Loan Agreement and the other Loan Documents are required to be performed by it as an assignee of an interest therein, to the extent of the interest assigned to it by Assignor.

4. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date set forth on Schedule 1 attached hereto.

5. As of the Effective Date, (i) the Assignee shall be a party to (or the holder of) the Loan Agreement, the Note or Notes and the other Loan Documents (or the portion thereof assigned to the Assignee) and have the rights and, to the extent provided in this Assignment and Acceptance, obligations of an assignee thereof, to the extent of the portion thereof assigned to Assignee by Assignor, and (ii) the Assignor shall relinquish its rights and, to the extent provided in the Loan Agreement and this Assignment and Acceptance, be released from its obligations under the Loan Agreement and the Note (or the portion thereof assigned by Assignor to Assignee).

6. From and after the Effective Date, the Borrower shall continue to make or cause to be made all payments under the Loan Agreement, the Note or Notes and all other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and any other fees or expenses due from time to time thereunder with respect thereto) in accordance with Articles 3, 4 and 5 of the Agreement. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Agreement, the Note or Notes and the other Loan Documents for all periods from and after the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York, including but not limited to General Obligations Law Section 5-1401 but otherwise without regard to any laws of such jurisdiction concerning conflicts or choice of law.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment and Acceptance and of Schedule 1 hereto by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

* * *

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance and Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified on Schedule 1.

ASSIGNOR:

ASSIGNEE:

SCHEDULE 1

As to the Loan which is being assigned.:

Aggregate outstanding principal amount of the Loan assigned:

Principal amount of Loan payable to Assignee:

Effective Date: [●], 20[●]

ASSIGNOR:

ASSIGNEE:

EXHIBIT K

[RESERVED]

EXHIBIT L

LICENSE AGREEMENT

EXHIBIT M

FORM OF

BLOCKED ACCOUNT CONTROL AGREEMENT

(“LENDING CONTROL”)

EXHIBIT N

FORM OF

OFFICER’S CERTIFICATE